UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
________________________________________

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

________________________________________
GOLDEN ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6595 S. Jones Boulevard
Las Vegas, Nevada 89118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 23, 2024

To the Shareholders of Golden Entertainment, Inc.:
You are cordially invited to attend the 2024 annual meeting of shareholders of Golden Entertainment, Inc. (“Annual Meeting”) to be held virtually via live webcast at proxydocs.com/GDEN at 4:00 p.m. Pacific Time on Thursday, May 23, 2024, for the following purposes:
1.To elect the following six director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified: Blake L. Sartini, Andy H. Chien, Ann D. Dozier, Mark A. Lipparelli, Anthony A. Marnell III, and Terrence L. Wright;
2.To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the “Say on Pay Proposal”);
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and
4.To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We are hosting a virtual Annual Meeting conducted exclusively online via live webcast. You will be able to attend the Annual Meeting and vote and submit questions during the Annual Meeting via the live webcast. In order to attend, you must register in advance at proxydocs.com/GDEN prior to the deadline of May 21, 2024 at 2:00 p.m. Pacific Time. Upon completing registration, you will receive further instructions via email, including a unique link to allow you access to the Annual Meeting. Please be sure to follow the instructions found on your Proxy Card and subsequent instructions that will be delivered to you via email.
Only shareholders of record at the close of business on March 28, 2024, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. Your vote is very important. Whether or not you expect to attend the Annual Meeting via the live webcast, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the Annual Meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

By Order of the Board of Directors

Blake L. Sartini
Chairman of the Board and Chief Executive Officer
April 10, 2024

GOLDEN ENTERTAINMENT, INC.
6595 S. Jones Boulevard
Las Vegas, Nevada 89118
PROXY STATEMENT
Annual Meeting of Shareholders to be Held
May 23, 2024
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golden Entertainment, Inc. to be used at our 2024 annual meeting of shareholders (“Annual Meeting”) to be held at 4:00 p.m. Pacific Time on Thursday, May 23, 2024, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The Annual Meeting will be completely virtual. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast at proxydocs.com/GDEN. The approximate date on which this proxy statement and the accompanying proxy are first being furnished or sent to our shareholders of record entitled to vote at the Annual Meeting is on or about April 10, 2024. As used in this proxy statement, the terms “Golden,” “we,” “us,” “our,” “ours” and the “Company” refer to Golden Entertainment, Inc. and its wholly owned subsidiaries.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2024:
The proxy materials for the Annual Meeting, including this proxy statement and our 2023 annual report to shareholders, are available over the internet at www.proxydocs.com/GDEN.
GENERAL INFORMATION
ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. All shareholders who find it convenient to do so are cordially invited to attend the Annual Meeting via the live webcast.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote using one of the options below:
In accordance with the “notice and access” rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. We believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of the Annual Meeting.
In order to attend the Annual Meeting via the live webcast, you must register in advance at proxydocs.com/GDEN prior to the deadline of May 21, 2024 at 2:00 p.m. Pacific Time. Upon completing registration, you will receive further instructions via email, including a unique link to allow you access to the Annual Meeting. Please be sure to follow the instructions found on your Proxy Card and subsequent instructions that will be delivered to you via email.
Only shareholders of record at the close of business on March 28, 2024 (the “Record Date” for the Annual Meeting) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 28,948,741 shares of our common stock outstanding at the close of business on the Record Date, which is the only class of our capital stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote upon each matter to be presented at the Annual Meeting.
If you are a beneficial owner of shares held by a broker, bank or other nominee, your shares are held in “street name,” and the organization holding your shares is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. Although you may attend the Annual Meeting via the live webcast, since you are not the shareholder of record you may not vote in the Annual Meeting unless you provide a legal proxy from the record holder of your shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.
You are entitled to attend the Annual Meeting or any adjournments or postponements thereof only if you were a Golden shareholder at the close of business on the Record Date or if you hold a valid proxy to vote at the meeting.
A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of our common stock entitled to vote at the Annual Meeting are present via the live webcast or represented by proxy.
In the election of directors, the six nominees for director who receive the highest number of affirmative votes will be elected as directors. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of votes cast by holders of shares of common stock present or represented by proxy at the Annual Meeting. The vote on the Say on Pay Proposal is a non-binding advisory vote. The Board of Directors will consider our executive compensation to have been approved by shareholders if the Say on Pay Proposal receives more votes “For” than “Against.”
At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Generally, a “broker non-vote” occurs when your shares are held by a broker, bank or other nominee and are not voted with respect to a particular proposal because the organization that holds your shares has discretionary voting power with respect to routine matters but cannot vote on non-routine matters. Only the proposal for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024 will be considered a routine matter under applicable rules. Therefore, unless you provide voting instructions to the broker, bank or other nominee holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to the broker, bank or other nominee holding your shares so your vote on these matters will be counted.
Broker non-votes and abstentions will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast on any matter, and therefore will not affect the outcome of any vote at the Annual Meeting.
Our Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement, “FOR” the Say on Pay Proposal, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
Your vote is important. Whether or not you plan to attend the Annual Meeting via the webcast, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the Annual Meeting or vote your shares during the Annual Meeting. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board of Directors. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the Annual Meeting.
You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (i) submitting another proxy card bearing a later date, (ii) delivering written notice of revocation to our Secretary at our principal executive offices at Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Secretary, or (iii) attending and voting during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

ELECTION OF DIRECTORS
(Proposal One)
Our Board of Directors currently consists of six directors. All of the current directors have been nominated by our Board of Directors for re-election at the Annual Meeting. If elected, each nominee will hold office until the earliest of (i) our next annual meeting of shareholders, (ii) the date his or her successor has been elected and qualified, or (iii) his or her resignation, death or removal. All nominees have consented to be named and have indicated their intention to serve as members of our Board of Directors, if elected.
Board Qualifications, Skills, Expertise, Diversity & Inclusion
All of our nominees bring significant leadership, expertise and diverse backgrounds and perspectives to our Board of Directors as a result of their professional experience and service as executives and/or board members of other companies. The process undertaken by our Corporate Governance Committee in recommending director candidates is described below and under “Corporate Governance — Committees — Corporate Governance Committee.”
We evaluate the nominees based on qualification and attributes, such as demonstrated industry experience and expertise in the context of the needs of the Board of Directors. We consider self-identified characteristics, such as gender and ethnic/racial diversity to be a benefit to our Board of Directors, bringing a unique combination of perspectives, professional experiences and backgrounds. Our Board of Directors understands and takes into consideration the importance of having a diverse Board of Directors and is committed to maintaining a balance amongst its members. Board composition diversity may include, but is not limited to, business experience, age, gender, race, ethnicity, nationality, and country of origin. We value the different perspectives and points of view, ensuring we benefit from promoting Board diversity and corporate governance.
The following Board Diversity Matrix presents the diversity statistics for our Board of Directors as of April 10, 2024, in accordance with Nasdaq Rule 5606(f), as self-disclosed by our directors:

Board Diversity Matrix (as of April 10, 2024)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	0	0
Part II: Self-Identified Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Board Qualifications and Expertise Matrix
The table below summarizes the qualifications and expertise areas of our Board of Directors. We believe that the collective key set of skills of our Board of Directors obtained through the years of industry and other relevant experiences help us to achieve the performance goals and guide us to a long-term operational success.

Qualifications & Expertise	Blake L. Sartini	Andy H. Chien	Ann D. Dozier	Mark A. Lipparelli	Anthony A. Marnell	Terrence L. Wright
Public Company	✓	✓	✓	✓		✓
International Business		✓	✓	✓	✓
Corporate Governance	✓		✓	✓		✓
Capital Allocation/ Corporate Financing	✓	✓		✓		✓
Financial Literacy	✓	✓	✓	✓	✓	✓
Information Services and Technology			✓	✓	✓
Legal/ Regulatory/ Public Policy				✓	✓	✓
Marketing/ Sales/ Business Development	✓		✓	✓	✓	✓
Risk Management			✓	✓	✓	✓
Strategic Planning	✓	✓	✓	✓	✓
Human Resources, Executive Compensation, and Talent Management	✓		✓	✓	✓	✓
Senior Leadership	✓	✓		✓	✓	✓
Cybersecurity/ Data Privacy			✓	✓
ESG and Climate Risks			✓
Industry Experience	✓	✓		✓	✓	✓
Shareholders Advocacy	✓	✓		✓		✓
Age/Tenure
Age	65	48	56	58	50	74
Tenure	8	2	4	8	5	8
Set forth below is biographical information for each person nominated as a director, including a description of certain experience, qualifications and skills that led our Corporate Governance Committee and our Board of Directors to determine that these individuals should serve as our directors.

Name and Age of Director	Biographical Information
Blake L. Sartini	Mr. Sartini joined Golden as Chairman of the Board and Chief Executive Officer in July 2015 in connection with the merger with Sartini Gaming, Inc. (the “Sartini Gaming Merger”) and served as the President of Golden from that time until August 2019. Prior to the merger, Mr. Sartini served as the President and Chief Executive Officer of Sartini Gaming from its formation in January 2012, and as the founder and Chief Executive Officer of Golden Gaming, LLC (“Golden Gaming”), which he established in 2001. Prior to Golden Gaming, Mr. Sartini served in various management and executive positions with Stations Casinos, Inc. (“Station Casinos”) from 1985 to 2001, including as Executive Vice President and Chief Operating Officer upon the company’s public offering in 1993. Additionally, he served as a director of Station Casinos from 1993 until 2001. In 1986, Mr. Sartini founded Southwest Services, Inc. (the predecessor to Golden Gaming) and served as its President beginning in 1993. Before joining Station Casinos, he held key operational positions with the El Cortez Hotel and Casino, as well as the Barbary Coast Hotel and Casino. Mr. Sartini is a member of the University of Nevada, Las Vegas Foundation’s Board of Trustees and was appointed to the Nevada Gaming Policy Committee in March 2014 by Governor Sandoval. Mr. Sartini received a bachelor of science degree in business administration from the University of Nevada, Las Vegas. Mr. Sartini’s position as our Chairman and Chief Executive Officer, together with his deep knowledge of our business as a founder of Golden Gaming and his extensive executive management and industry experience gained over more than 30 years in the gaming industry, makes him a highly qualified and valuable member of our Board of Directors.

Name and Age of Director	Biographical Information
Andy H. Chien
Mr. Chien most recently served as the Chief Financial Officer and Treasurer of MGM Growth Properties LLC (NYSE:MGP), a position he held since its initial public offering in April 2016 until its sale to VICI Properties in April 2022. From 2009 to 2016, Mr. Chien held various roles at Greenhill & Co., a boutique investment banking firm, most recently serving as a Managing Director responsible for the firm’s REIT, gaming, lodging and leisure clients. Prior to that, Mr. Chien worked in the investment banking departments at UBS Investment Bank and Citigroup/Salomon Smith Barney. He has also held various positions at Commerce One and Intel Corporation. Mr. Chien received a master of business administration degree in finance and real estate from the UCLA Anderson School of Management, and a bachelor of science degree in electrical engineering, summa cum laude, from the University of Michigan. We believe Mr. Chien’s qualifications to sit on our Board of Directors include his business, leadership and investment banking experience and his familiarity with the gaming, entertainment and real estate markets in which we operate.

Ann D. Dozier	Ms. Dozier currently serves as Senior Vice President, Chief Information and Technology Officer for Southern Glazer’s Wine and Spirits, LLC, a wine and spirits distributor, a position she has held since July 2016, when Southern Wine and Spirits, LLC and Glazer’s Beer and Beverage, LLC were merged. Prior to the merger, Ms. Dozier served as the Senior Vice President, Chief Information Officer of Southern Wine and Spirits, LLC since 2015. Ms. Dozier also has prior experience in both technical and commercial roles at The Coca-Cola Company, Inc., Coca-Cola Enterprises, Inc., Dean Foods and Colgate Palmolive. From 2012 to 2019, Ms. Dozier served on the board of iControl Holdings, LLC, a private technology company focused on delivering services and solutions that automate the retail value chain. She also serves on several community boards and national councils including the Advisory Board of the University of Miami Business School’s Management Science and Business Analytics program, the Business Solutions Committee of the United Way of Miami, South Florida CIO, the Consumer Goods Technology Executive Council, the Wall Street Journal CIO Council, and the Gartner Research Board. Ms. Dozier received a bachelor of science degree in economics from the University of Georgia and attended the Harvard Business School’s Executive Management Program. Ms. Dozier is highly qualified to sit on our Board of Directors due to her extensive experience as an executive in the food and beverage industry, with particular strengths in technology, cybersecurity, business operations, food and beverage, and retail sales. Furthermore, Ms. Dozier possesses in-depth knowledge of information security matters, including experience with identifying and mitigating information security risks, and leads various community efforts focused on creating a more diverse and inclusive workforce, including IT Women, Network of Executive Women, Kearney’s Women@Digital, Women of the Vine & Spirits, and Southern Glazer’s Wine and Spirits Cheers to Diversity. In 2023, Ms. Dozier received the Woman of Wonder award from IT Women for her support of STEM scholarships for young women. Ms. Dozier’s expertise and focus on diversity make her a valuable member of our Board of Directors.

Name and Age of Director	Biographical Information
Mark A. Lipparelli	Mr. Lipparelli currently serves as the Managing Member and Chief Executive Officer of GVII, LLC, a Nevada gaming licensee that manages the Westgate Resort Las Vegas; the Managing Member of CAMS, LLC, a technology services company to the online gaming industry; Chairman and Managing Member of SBOpco, LLC, a sportsbook company operating as SuperBook; and Chairman of the Board of Directors for Galaxy Gaming, Inc., a company that develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide. Additionally, Mr. Lipparelli serves as an advisor to various operating and investment entities through his role as Managing Member of GVIII, LLC and serves as a member of the Board of Directors of the General Commercial Gaming Regulatory Authority. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on a number of Senate committees. Mr. Lipparelli has also twice been an appointee to the Nevada Gaming Policy Committee. Between 2009 and 2012, Mr. Lipparelli served as a Board Member and Chairman of the Nevada Gaming Control Board. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally Technologies, Inc., Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to 2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Mr. Lipparelli is a Board Trustee Emeritus of the University of Nevada Foundation, Board Member of the International Center for Responsible Gaming, member of the International Association of Gaming Advisors and a member of the International Masters of Gaming Law. Mr. Lipparelli holds a bachelor’s degree in finance and a master’s degree in economics from the University of Nevada, Reno. Among other qualifications, Mr. Lipparelli brings over 25 years of experience in the gaming industry, including his service as Chief Executive Officer of a strategic advisory and product development firm and various executive management positions at companies serving the gaming industry. He also provides information security expertise to our Board of Directors through his leadership positions with technology services companies, and contributes his legislative experience with the State Senate and past roles with the Nevada Gaming Control Board.

Name and Age of Director	Biographical Information
Anthony A. Marnell III	Mr. Marnell serves as the Chairman, Chief Executive Officer and Manager of Marnell Gaming, LLC, a company he founded in 2006, which owned and operated the Nugget Casino Resort in Sparks, Nevada prior to its sale in April 2023, as well the Edgewater Hotel & Casino Resort and the Colorado Belle Hotel & Casino Resort in Laughlin, Nevada prior to their acquisition by Golden in January 2019. He also serves as a Board member and Vice President of Global Strategies of Marnell Corrao Associates, a company that designs and develops hotel and casino resorts, positions he has held since 1997. Mr. Marnell previously developed M Resort Spa Casino, a locals-oriented casino property in Las Vegas, Nevada, serving as Chairman and Chief Executive Officer from 2006 to 2011, and (following the casino’s acquisition by Penn National Gaming, Inc.) as President of the casino property from 2011 to 2015. He also served as a strategy consultant to Penn National Gaming, Inc. from 2015 to 2016. Mr. Marnell served as Manager of MG Investors LLC, which operated the Saddle West Hotel Casino & RV Resort in Pahrump, Nevada, from 2005 to 2006, as Manager of Siren Gaming, LLC, a tribal gaming management company, from 2002 to 2005, as Founder, Chairman, President and Chief Executive Officer of TRIRIGA, Inc., a technology company from 2000 to 2011, as Vice President, VIP Marketing at Harrah’s Entertainment, Inc., a leading casino gaming company, from 1999 to 2000, and as Vice President, Corporate Marketing, at Rio Suite Hotel & Casino from 1996 to 1998. He also serves as a Commissioner of the Nevada State Athletic Commission and previously served as its Chairman. He previously served as a Board member of the Nevada State Board of Equalization from 2009 to 2013. He currently serves as a Board member of the Tuscany Research Institute and Henderson Boys and Girls Club, and served as a Board member for the Henderson Special Budget Ad Hoc Committee from 2013 to 2014. Mr. Marnell received a bachelor of science degree in hotel administration from the University of Nevada Las Vegas. We believe Mr. Marnell’s qualifications to sit on our Board of Directors include his over 20 years of experience in the casino industry, including extensive casino development and operational experience in each of the Nevada markets in which we own resort casino properties, and his particular strengths in casino development, operations and marketing.
Terrence L. Wright	Mr. Wright serves as a Board Member of Westcor Land Title Insurance Company, a company he founded in 1991 and which is licensed to issue policies of title insurance throughout the United States. Mr. Wright is an emeritus member of and past Chairman of the University of Nevada Las Vegas Foundation Board, served on the Board of Directors of Southwest Gas Holdings, Inc. (NYSE:SWX) until May 2017, and is the past Chairman for the Nevada Development Authority, the Nevada Land Title Association and the Nevada Chapter of the Young Presidents’ Organization. He has also served as Board member for the Las Vegas Monorail, Pioneer Citizens Bank, First Interstate Bank, Service First Bank of Nevada and the Boy Scouts of America. Mr. Wright received a bachelor’s degree in business administration and a juris doctor from DePaul University, Chicago, and is a member of the California and Illinois bar associations. We believe Mr. Wright’s qualifications to sit on our Board of Directors include his business and leadership experience (including serving as Chairman of the Board of Westcor Land Title Insurance Company), his service as a director of other public companies, and his familiarity with the residential and commercial real estate markets in which we operate.
In the election of directors, the six nominees for director who receive the highest number of affirmative votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose.
The Board of Directors recommends that you vote “FOR” the election of all nominees for the Board of Directors named above.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors is currently comprised of six members and has the following three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct and Ethics, can be found in the Governance section of our website at https://goldenent.com/governance.html. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC. In addition, the Board of Directors has formed a Compliance Committee, the membership and functions of which are described below.
Board Meetings
During the year ended December 31, 2023, our Board of Directors held four meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served during the period in which such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board of Directors in 2023.
Director Attendance at Annual Meetings of Shareholders
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of shareholders, we encourage our Board members to attend such meetings. All of our directors attended last year’s annual meeting of shareholders held on May 25, 2023.
Director Independence
Our Board of Directors affirmatively determined that each nominee for election to our Board of Directors is an independent director, as defined by the Nasdaq Stock Market listing standards, other than Mr. Sartini. Mr. Sartini is not considered independent because he is employed by Golden as our Chief Executive Officer. In making these determinations, the Board of Directors has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director.
Enhanced Board Leadership Structure
The Board leadership structure is currently comprised of (1) a combined Chairman of the Board and Chief Executive Officer and (2) a Lead Independent Director. Mr. Sartini, our Chief Executive Officer, also serves as the Chairman of our Board of Directors. Mr. Wright currently serves in the role of Lead Independent Director, which provides strong independent leadership for our Board of Directors and a balance to our combined Chairman and Chief Executive Officer structure. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board of Directors at which the Chairman is not present, calling meetings of independent directors and functioning as a liaison with our Chairman of the Board. Mr. Wright is an active and engaged director, who is well positioned to work collaboratively with Mr. Sartini, while providing strong independent oversight over our Board of Directors.
Our Board of Directors regularly evaluates its leadership structure and currently believes that the use of a Lead Independent Director, coupled with the combined Chairman and Chief Executive Officer positions, provides the most efficient and effective leadership model for Golden. As the individual primarily responsible for the day-to-day management of our business operations, our Chief Executive Officer is best positioned to provide clear insight and direction of business strategies and plans to both our Board of Directors and management. Our Board of Directors believes that a single person, acting in the capacities of Chairman as well as Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute our business strategies and plans. Coupled with a Lead Independent Director, this leadership structure allows our Board of Directors to exercise independent oversight while enabling the Board of Directors to have direct access to information related to the day-to-day management of our business operations. Moreover, we believe that the combined Chairman and Chief Executive Officer role is appropriately counterbalanced and enhanced by sound corporate governance principles, the leadership of the Lead Independent Director, the effective oversight of management by non-employee directors and the strength of our independent directors.
Ability of Shareholders to Communicate with our Board of Directors
We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Corporate Governance Committee in care of our Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Golden or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.
Committees
Our Board of Directors has four standing committees, comprised of independent directors: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Compliance Committee.

	Blake L. Sartini	Andy H. Chien	Ann D. Dozier	Mark A. Lipparelli	Anthony A. Marnell	Terrence L. Wright
Audit Committee		✓	✓	Chair
Compensation Committee		✓			✓	Chair
Corporate Governance Committee			Chair		✓	✓
Compliance Committee		✓		Chair
Independent Director		✓	✓	✓	✓	✓
Chairman of the Board	✓
Audit Committee
Our Audit Committee currently consists of Mr. Lipparelli (Chair), Mr. Chien and Ms. Dozier. Each current and proposed member of the Audit Committee is an independent director, as defined by the Nasdaq Stock Market listing standards, and meets the independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Lipparelli qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. In addition, Ms. Dozier has extensive experience in information security matters.
The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors. The primary duties and responsibilities of the Audit Committee are to (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) monitor management’s efforts related to the information security matters and review management’s approach to identifying and mitigating information security risks; (iii) review and appraise the audit performed by our independent auditors, who report directly to the Committee; and (iv) provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The Audit Committee is also charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial and information security risk exposure and review of related party transactions (as described in the section captioned “Certain Relationships and Related Transactions”), and our management also briefs the Audit Committee on information security risk matters quarterly, or as often as needed. The charter also requires the Audit Committee (or designated members of the Audit Committee) to review and pre-approve the annual engagement letter and the performance of all audit and non-audit accounting services to be performed by our independent registered public accounting firm (independent auditors), other than certain de minimis exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviews the independence of our independent auditors and is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”
The Audit Committee held four meetings during the year ended December 31, 2023. The Audit Committee also held executive sessions on several occasions during the year with company management not present.

Compensation Committee
Our Compensation Committee currently consists of Mr. Wright (Chair), Mr. Chien and Mr. Marnell. Each current and proposed member of the Compensation Committee is an independent director, as defined by the Nasdaq Stock Market listing standards. All members of our Compensation Committee are also “non-employee directors” as defined by Rule 16b-3 under the Exchange Act.
The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans, including our 2015 Incentive Award Plan (the “2015 Plan”), and our clawback policy. Under the Compensation Committee charter, our Chief Executive Officer has been delegated the authority to grant awards under our equity compensation plans to persons who are employees of Golden at or below the senior vice president level who are not serving as executive officers of Golden nor deemed to be a “named executive officer” of Golden within the meaning of SEC rules and regulations, provided that no such grant for any one individual may exceed 10,000 shares and all such grants after April 1, 2018 may not exceed 100,000 shares in the aggregate, in each case without the prior approval of the Compensation Committee. Under the 2015 Plan, the Compensation Committee may delegate its duties and responsibilities to subcommittees of our directors and/or officers for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 16 of the Exchange Act, and/or stock exchange rules, as applicable.
The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Golden will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors hired by the Compensation Committee.
The Compensation Committee held four meetings during the year ended December 31, 2023. Our Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”
Corporate Governance Committee
Our Corporate Governance Committee currently consists of Ms. Dozier (Chair), Mr. Marnell and Mr. Wright. Each current and proposed member of the Corporate Governance Committee is an independent director, as defined by the Nasdaq Stock Market listing standards.
The Corporate Governance Committee operates under a written amended and restated charter adopted by the Board of Directors. The primary role of the Corporate Governance Committee is to (i) review and periodically reassess the overall corporate governance guidelines and policies for Golden; (ii) consider and make recommendations to the full Board of Directors concerning the appropriate size, organization, function and needs of the Board of Directors, including establishing criteria for Board of Directors membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board of Directors positions; (iii) annually reviewing performance of the current members of the Board of Directors; and (iv) recommending a slate of nominees to the Board of Directors to be considered for election or re-election at our annual meeting of shareholders. The Corporate Governance Committee is also responsible for reviewing and evaluating the performance of the Board of Directors, including overseeing the annual self-evaluation process for the Board of Directors and each of our standing committees, and ensuring that the Board of Directors receives periodic briefings and education on core concepts and trends that impact our industry, business and communities we operate in.
The Corporate Governance Committee also has oversight over Environmental, Social and Governance (“ESG”) initiatives, including human capital matters, and is committed to incorporating environmentally sustainable and socially responsible practices into our business operations, with an ongoing focus on environmental excellence, sustainability governance and social impact. The Committee reviews ESG matters, as they pertain to the Company’s business and long-term value creation for the Company and its shareholders, and make recommendations to the Board regarding these issues.
The Corporate Governance Committee also reviews candidates for director and executive officer positions and presents qualified candidates to the full Board of Directors for nomination. Qualified candidates will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, potential concerns regarding director independence or conflicts of interest and other factors relevant in evaluating director nominees and executive officer candidates. Additionally, the Board of Directors will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board of Directors membership and executive officer positions, as our directors and executive officers are subject to a variety of regulatory and licensing requirements in the various jurisdictions in which we operate gaming facilities. If any gaming authority with jurisdiction over our business were to find any of our directors or executive officers unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever our relationship with that person. If the Corporate Governance Committee approves a new candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our Chief Executive Officer, and President and Chief Financial Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the new candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume fiduciary responsibility.
Recommendations for candidates to be considered for election to the Board of Directors at our annual shareholder meetings may be submitted to the Corporate Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our corporate office address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the Committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•The name and address of the nominating shareholder and of the director candidate;
•A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s Annual Meeting;
•A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;
•A resume or biographical information detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board of Directors position;
•Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated by the Board of Directors; and
•The consent of each nominee to serve as a director if so elected.
The Corporate Governance Committee held four meetings during the year ended December 31, 2023.
Compliance Committee
Our Compliance Committee currently consists of: Mr. Lipparelli (Chair) and Mr. Chien (each of whom is a director of Golden), and Charles H. Protell, our President, Chief Financial Officer and Treasurer. In addition, the Nevada Gaming Control Board requires all non-restricted casino licensees in Nevada to include an independent committee member on its Compliance Committee and we therefore have engaged Thomas Jingoli, Executive Vice President and Chief Operating Officer for Konami Gaming, Inc., to serve in that role.
The Compliance Committee was formed by the Board of Directors. The primary purpose of the Compliance Committee is to oversee the proper implementation of our Gaming Compliance and Reporting Plan (the “Compliance Plan”) that is required by our order of registration with the Nevada Gaming Commission. Among other things, the role of the Compliance Committee is to: (i) ensure the effective implementation of the Compliance Plan; (ii) review and reassess periodically the adequacy of the Compliance Plan and the applicable reporting system utilized by our corporate compliance officer, and recommend any changes as deemed appropriate; (iii) identify and bring to the attention of the Board of Directors current and emerging corporate gaming and regulatory compliance trends and issues that may affect our business operations, performance, public image or compliance with applicable local, state and federal laws; (iv) provide oversight and periodic review of our regulatory compliance policies, programs and systems; and (v) generally make recommendations to the Board of Directors on gaming and regulatory compliance matters.
The Compliance Committee held four meetings during the year ended December 31, 2023.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Mr. Wright (Chair), Mr. Chien and Mr. Marnell. There were no relationships among members of the Compensation Committee, members of our Board of Directors or executive officers of Golden who served during the year ended December 31, 2023 that require disclosure under Item 407(e) of Regulation S-K promulgated under the Exchange Act.
Board of Directors’ Role in Risk Oversight
Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our exposure to risk. The Board of Directors is regularly updated regarding risks that we face, including information security risks and risks that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board of Directors in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial and information security risk exposure and review of related party transactions. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Corporate Governance Committee manages risks associated with the independence of the Board, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. The Corporate Governance Committee is also responsible for assessing and reviewing risks related to ESG matters, including those related to climate change, as well as human capital related matters. The Corporate Governance Committee controls and monitors the processes related to such risks through obtaining regular quarterly updates from the ESG Committee and identifies, manages and mitigates such risks through shifting the Company’s long-term strategic goals.
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed of risks we face through reports from our committees and management.
Environmental Stewardship
Climate Change Risk Strategy and Mitigation
Most of our operations are located in areas classified as extreme weather locations, which puts our business at potential risk from natural disasters such as floods, flash floods, droughts, and high winds. We understand potential risks arising from climate change and are committed to contributing to mitigation of those risks. In 2023, we strengthened our data collection process to monitor our impact on the environment and potentially reduce our impact on energy and water consumption in our operations.
Water and Energy Efficiency
We are focused on enhancing our environmental leadership and are committed to preserving water resources by regularly reevaluating our water management program and expanding energy efficient technologies.
We incorporate energy efficiency in our business practices and prioritize installation of high-efficiency devices across our casino properties and branded tavern locations. We plan to increase our investment in smart technologies to track our usage of utilities more efficiently. Our ongoing efforts include converting to LED lighting throughout our properties and retrofitting the existing HVAC systems with higher-efficiency options. We extended our partnership with Energy Star, which delivers cost-saving energy efficiency solutions that protect climate and public health and improve air quality. Partnership with Energy Star provides us with measured information to rely on to make well-informed decisions to improve our energy management and efficiency.
We practice xeriscaping as an environmental design choice, which allows for a reduction in our water usage and maintenance costs associated with commercial landscaping and allows us to adapt to the current pressures around monitoring and minimizing water usage. We plan to increase our investment in smart technologies that allow us to track our usage of utilities more efficiently and to prioritize budgeting for water-efficient equipment and appliances.
The ESG Committee is responsible for leading sustainability practices and strategy, while facilities teams are responsible for maintaining, monitoring and reviewing our current levels of water and energy usage, with the ultimate goal of optimizing and reducing our overall water and energy consumption. Our current water and energy policies are in compliance with federal, state and local regulations.
Recycling and Waste Management
We continue highlighting the importance of waste reduction. We partner with multiple recycling companies and take an active part in landfill diversion initiatives. We recycle through third-party services and our efforts include recycling plastic, paper, cardboard, linens and vegetable oil. We initiated an “all-shred” program, partnering with a paper recycling company. We contribute to food recovery by sending food scraps from our properties to be used as livestock feed. Our team members participate in community cleanup days alongside the local organizations. In addition, we partner with The Blind Center of Nevada, a local non-profit organization in Las Vegas, Nevada, by participating in the e-waste management program through donation of used laptops and computers with an estimated device count of 150-200 per quarter.
Social Responsibility
We believe that our organization’s social goals as well as our team members’ involvement have a positive impact on the communities we serve. We are proud to be involved in various charitable events, including an annual fundraiser for amyotrophic lateral sclerosis (ALS), the Keep Memory Alive foundation for brain disorders, Scale The STRAT for the American Lung Association, and others. We have been contributing to the AAA Scholarship fund since 2018 and donate $0.2 million each year. We support food security programs, including but not limited to, Feed a Family, Meals for Christmas and Thanksgiving, and Meals for the Nevada Housing Authority, and our team members volunteer in food banks. In addition, we participate in “adopt the school” programs in each community we operate in and support local schools through both charitable donations and supply drives.
In 2023, we updated our social disclosures by formalizing our policies and statements (published at https://www.goldenent.com/our-policies.html), and issuing our first ESG fact sheet entailing various aspects of ESG topics and matters (which can be located at https://www.goldenent.com/our-policies/ESG2023.pdf).
Responsible Gaming, Marketing and Advertising
We are committed to promoting responsible gaming and a healthy gaming experience throughout our properties and branded tavern locations, which is an important part of our overall marketing strategy. We engage in responsible gaming practices and are committed to promoting such practices and providing responsible gaming information to our customers. We are a member of the Nevada Council on Problem Gaming and have contributed nearly $400,000 to the organization since 2015.
Our marketing practices adhere to legal and regulatory requirements, and we put a significant emphasis on raising awareness about our commitment to responsible gaming. We strictly prohibit any marketing and advertisements directed toward underage persons or high-risk individuals. Our patrons have an opportunity to be removed from any promotional mailings and gambling on site by requesting to be a part of our exclusion program. We include a toll-free help number and responsible gaming messaging at all of our properties and branded tavern locations.
We regularly train our team members on ways to detect and prevent minors from gambling and consuming alcohol or loitering in designated gaming areas. This training is required to be taken by all team members upon hire.
Human Capital Management
We are committed to recruiting, developing and retaining a diverse and superior workforce. We have a long history and deep cultural commitment to service and authenticity. Our human capital management is overseen by our Senior Vice President of Human Resources who provides quarterly updates on human capital related matters to the Corporate Governance Committee.
As of December 31, 2023, we employed over 5,800 team members and over 1,400 of our team members were covered by various collective bargaining agreements.
Recruiting
We recruit applicants by utilizing various recruitment platforms and sources in an effort to secure a diverse pool of applicants and ensure sustainability of our talent pipeline. We offer referral and retention incentives to remain competitive in a limited labor market. In 2023, we continued our relationships with various local non-profit organizations to connect job seekers with employment opportunities within Golden and attended numerous career fairs throughout the year. We continue partnering with University of Nevada - Las Vegas (“UNLV”), offering internship opportunities to students within our Finance and

Accounting, Hospitality, Marketing and Information Technology departments, and providing gaming-specific lecturing both at UNLV and at our properties. We enhanced job skills training initiatives so that those with a skills gap or no prior experience could receive training enabling them to perform job duties. Further, we provide behavioral interviewing training to support investment in our top talent. Our number one applicant and new hire source is Indeed, followed by our company site, and team member referrals.
Mission and Values
In 2023, we continued to emphasize our organizational mission and values. Our mission is to provide exceptional service, founded on our commitment to accountability and integrity in every guest experience. We share and uphold our organization’s values by empowering our team members and implementing standards to promote diversity, equity and inclusion, strong ethical conduct and community involvement.
Team Member Benefits and Well-Being
We engage with a nationally recognized compensation and benefits consulting firm to independently evaluate the effectiveness and competitiveness of our benefits program within the industry. As an organization with a diverse workforce across our casino properties and branded taverns, we offer our team members several options for annual benefits enrollment, including enrollment by telephone, online or through an app, and we support multi-lingual options. Our comprehensive benefits program provides our team members with the flexibility to choose their preferred medical, dental and vision plans. In addition, we offer telemedicine, flexible spending and health savings accounts, life insurance and a retirement plan that provides an annual discretionary match. We also offer a variety of optional benefits to promote the health and security of our employees and their families, including disability insurance and expanded life insurance coverage, critical illness and accident insurance, legal, identity theft, auto and home insurance, and pet insurance. We view mental health services as a fundamental part of our benefits program and offer a comprehensive suite of related benefits, including online mental health counseling through our team member assistance program. Additionally, we offer extended benefits to employees with disabilities and chronic health conditions, including no cost Medicare and Medicaid assistance programs and prescription savings solutions for team members with chronic health conditions.

We continue to offer a number of on-site health clinics to ensure the health and well-being of our team members. Such clinics are offered free of charge and include, but are not limited to, dental exams, preventative care health screenings, and mental health awareness and support. We also offer free seminars to educate our team members on financial wellness, retirement planning, and other matters. We are committed to promoting and building a workplace where our team members feel safe and secure. Team members are required to complete specific safety training courses based on their job duties and potential hazards at hire and then on an annual basis.
Training, Employee Retention and Development
We consider employee training, retention, and development to be an important part of our overall employee professional development policy, as such initiatives also lead to a higher level of team member engagement and job satisfaction.
In 2023, we enhanced our learning management system by adding 35 learning opportunities. All safety and compliance training, except certain required hands-on certifications, are part of the online curriculum. Certifications have been assigned to manage reoccurring safety and compliance requirements. The training catalog includes multiple courses for leadership and management processes, as well as options to improve technical skills. Additionally, we have expanded department level training and development initiatives with leadership facilitated instructor training. We have also invested in resources to make online training more accessible to our team members, which resulted in over 76,000 training courses completed in 2023.
Our investment in our team members’ talent and ongoing development is one of the key aspects of our employee retention efforts, as we believe that creating an involved environment for our team members sets us apart from our competitors and makes us an attractive employer. We consider employee retention to be an integral part of our overall employment strategy and invest in the continuous development of our team members and their growth within the company.
Affinity Groups and Mentoring
In 2022, we launched our Golden Women’s Group (“GWG”), a women’s leadership development program dedicated to the workplace advancement of women. The mission of the GWG is to promote a support network among its members and to provide mentoring and professional education for established and emerging women leaders within our organization. The focus of this program is to build leadership skills and strategies that will positively impact the GWG class members by enhancing their professional skill set and relationships. We have successfully completed the second year of the program with over 30 GWG graduates.
In 2023, as part of our GWG program, we launched a mentoring program designed to enhance career development opportunities for the GWG participants. We strongly believe that mentoring improves performance, job satisfaction and retention, advances skill-building, encourages growth, and helps team members to stay connected and expand their networking circles. Mentoring aids the personal and professional development of the mentee and increases mentors’ influence and impact at work for mentors by supporting the organization and developing talent.
Diversity, Equity and Inclusion
As of December 31, 2023, our organizational makeup was 50.5% female and 49.5% male with approximately 45% of management roles held by women. Average rate of pay for female salaried employees falls within 10% of the overall average pay for male employees in the same category.
As of December 31, 2023, the ethnic distribution of the overall workforce was 50% Caucasian, 18% Hispanic, 11% two or more races, 10% Asian, 9% Black, followed by 2% other races (including American Indian, Alaskan Native, Native Hawaiian, and Pacific Islander). The breakdown for salaried team members was 64% Caucasian and 36% non-Caucasian (all other races) with 30% of management roles held by non-Caucasian team members.
Among the overall workforce, as of December 31, 2023, 32% were under the age of 40 and 68% were over the age of 40, 12% of which were 65 and older. Individuals over the age of 40 represented 73% of the salaried workforce.
We strongly believe in attracting, developing and retaining diverse talent. We ensure equal access to opportunities for all of our team members. We foster an inclusive culture and workplace environment, promote tolerance, mutual respect and a sense of belonging. Our team members are required to complete a mandatory human trafficking training, with the scope and frequency of training being based on the team members’ job duties.
Community Involvement and Charities
Our commitment is to serve and strengthen the communities we operate in. Each of our properties and our team members donate to various organizations, participate in community-related charities, drives and events, and provide in-kind and other donations and volunteering hours.
Cybersecurity
Maintaining and improving our cybersecurity capabilities is a high priority for our business. Our Board of Directors considers cybersecurity risk as part of its risk oversight function and has delegated to the Audit Committee of our Board of Directors oversight of cybersecurity and another information technology risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program and receives semi-annual reports from our General Counsel and Chief Technology Officer on our cybersecurity risks and the implementation of our cybersecurity risk management program. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.
The Audit Committee reports to our Board of Directors regarding its activities, including those related to cybersecurity. Our Board of Directors also receives briefings from management on our cyber risk management program, including presentations on cybersecurity topics from our Chief Technology Officer, internal security staff or external experts as part of the Board’s continuing education on topics that impact public companies.
Our management team has formed a dedicated group, including our General Counsel, Chief Technology Officer, and key information technology team members from our information technology security, compliance, vendor management office and our project management office, that is responsible for assessing and managing our material risks from cybersecurity threats. This group meets on a monthly basis to discuss the results of our cybersecurity and privacy matters and to evaluate new technologies from a security, operational, and regulatory perspective prior to their implementation. Their findings are summarized in a comprehensive report that is reviewed by our Audit Committee. Our Chief Technology Officer has over 30 years of experience in cybersecurity related to infrastructure (on-premise and cloud based), security (managed both internally and by third-party providers), and development (agile and waterfall methodologies). Our Chief Technology Officer is supported by a team of information security and compliance professionals and third-party partners.

Our management team supervises efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the IT environment.
Throughout our organization, we maintain cybersecurity awareness and training programs through our learning management platform as well as through our internal policies and certifications, which are subject to review and oversight by our management and our Board of Directors. These programs and certifications cover computer acceptable-use practices, phishing education and awareness, and general security and privacy awareness regarding how to detect possible threats and obtain assistance from company cybersecurity experts. All newly hired team members are required to take training courses with particular focus on the acceptable use of technology and related cybersecurity risks. E-mail phishing training and testing is performed routinely throughout the year.
Corporate Policies and Procedures
Our Board of Directors reviews our corporate practices and organizational policies on an ongoing basis. We are committed to maintaining a strong and effective corporate governance structure. We have developed and regularly update our corporate governance documents located at https://www.goldenent.com/governance.html. Our corporate policies that were updated in 2023 and published on our corporate website at https://www.goldenent.com/our-policies.html are listed below:

Our Policies
Anti-Human Trafficking and Anti-Modern Slavery Policy
Non-Discrimination, Non-Harassment and Non-Retaliation Policy
Responsible Gaming and Marketing Policy
Anti-Bribery, Anti-Corruption and Anti-Money Laundering Policy
Gaming Compliance Plan
Human Rights Statement
Community Impact Statement
Diversity, Equity and Inclusion Statement
Supplier Code of Conduct
ESG Committee
In 2023, we created a management ESG Committee, which is comprised of Legal, Finance and Human Resource team members. The ESG Committee meets on a quarterly basis and provides semi-annual reports on ESG related matters to the Corporate Governance Committee. The ESG Committee assists the Corporate Governance Committee in (i) developing, reviewing and evaluating the Company-wide polices, related to ESG and other issues; (ii) working with the Company’s executives and management in developing strategies and goals by integrating sustainability into the strategic business activities and analyzing potential future risks for the Company; (iii) advising the Company’s executives and management on disclosures pertaining to the Company’s business and its stakeholders. The Corporate Governance Committee is responsible for the oversight of the Company’s ESG goals and initiatives.
Corporate Governance
We enforce strict insider trading policies and blackout periods for our executive officers and directors, and have stock ownership guidelines for our directors, executive officers and senior vice presidents. All of our Directors are independent, other than our Chief Executive Officer Mr. Sartini. Mr. Wright currently serves in the role of Lead Independent Director, which provides strong independent leadership for our Board of Directors and a balance to our combined Chairman and Chief Executive Officer structure. We enhanced our Board of Directors’ matrix, expanding the Board qualifications and expertise, and highlighted the relevant experience and skills that help us to review and assess the Board of Directors’ capacities and provide greater transparency to investors.

DIRECTOR COMPENSATION
Director Compensation Program
Under our non-employee director compensation program, non-employee members of our Board of Directors receive an annual cash retainers for board and committee service, payable in arrears in quarterly installments, and an annual time-based restricted stock unit (“RSU”) award under the 2015 Plan. The annual cash retainers provided to our non-employee directors are outlined below:

Title	Annual Cash Retainer
Board Service	$60,000
Audit Committee - Chair	25,000
Audit Committee - Member	12,500
Compensation Committee - Chair	20,000
Compensation Committee - Member	10,000
Corporate Governance Committee - Chair	15,000
Corporate Governance Committee - Member	7,500
Compliance Committee - Chair	20,000
Compliance Committee - Member	10,000
We do not currently pay additional compensation to a director for serving as our Lead Independent Director. For the annual time-based RSU award, the number of units issued each year is equal to $162,500 divided by the 20 day trailing average closing price of our common stock for the period preceding the date of grant. Each annual award vests in full on the first anniversary of the grant date. All such awards vest in full in the event of a “Change in Control” (as defined in the 2015 Plan) or the director’s termination of service due to death or disability. Our average non-employee director compensation structure is set near the peer group median, with a competitive mix of equity and cash. The peer group is the same companies used for our executive compensation study.
Director Stock Ownership Guidelines
Under our Stock Ownership Guidelines, non-employee directors are expected to own Golden common stock with a market value equal to five times the value of the non-employee director’s annual cash retainer (excluding any annual cash retainer for committee membership or chairmanship), for as long as he or she remains a non-employee director. Under the Stock Ownership Guidelines, applicable ownership of common stock includes:
•shares held of record or beneficially by the non-employee director, by his or her spouse, or by trusts for the benefit of the non-employee director, his or her spouse, or members of his or her immediate family; and
•shares held in a 401(k) or other qualified pension or profit-sharing plan or deferred compensation plan for the benefit of the non-employee director.
However, the following do not count towards ownership under the current Stock Ownership Guidelines: (1) any restricted stock units, performance shares of common stock or other equity-based awards that are still subject to forfeiture or vesting restrictions, or (2) shares of common stock subject to outstanding and unexercised stock options or warrants, whether vested or unvested and whether exercisable or unexercisable. As of December 31, 2023, each of the non-employee directors, with the exception of Mr. Chien who was appointed to our Board in April 2022, met our Stock Ownership Guidelines. We expect Mr. Chien to meet the requirements set forth in the Stock Ownership Guidelines by the fifth anniversary of his appointment to the Board.
2023 Director Compensation Table
The following table sets forth a summary of the compensation paid to our non-employee directors pursuant to our compensation policies for the year ended December 31, 2023. Mr. Sartini is not paid any fees or other compensation for services as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Andy H. Chien (2) (3)	$82,500	$178,547	$261,047
Ann D. Dozier (2)	87,500	178,547	266,047
Mark A. Lipparelli (2)	105,000	178,547	283,547
Anthony A. Marnell III (2)	77,500	178,547	256,047
Terrence L. Wright (2) (3)	97,500	178,547	276,047

(1)Represents the full grant date fair value of the awards granted to the non-employee directors in 2023, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation. The full grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the non-employee directors. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)As of December 31, 2023, our non-employee directors held the following outstanding option awards and unvested RSU awards:

Name	Shares Underlying Option Awards	Unvested RSU Awards (a)
Andy H. Chien	—	4,293
Ann D. Dozier	—	4,293
Mark A. Lipparelli	—	4,293
Anthony A. Marnell III	—	4,293
Terrence L. Wright	50,000	4,293
(a) Includes 211 additional shares per unvested RSU award acquired through the issuance of a dividend equivalent on August 25, 2023 as a result of the adjustment of the outstanding RSUs held by our non-employee directors to reflect the one-time cash dividend of $2.00 per share of our common stock. In accordance with the provisions of the 2015 Plan, the declaration of this one-time cash dividend triggered the requirement to make an equitable adjustment to the number and type of securities subject to each outstanding stock option and RSU under the 2015 Plan, including the exercise price of outstanding stock options. As a result, on August 25, 2023, the Board adjusted the exercise price of unexercised stock option awards and the number of shares underlying RSU awards held by the non-employee directors to reflect the cash dividend. The exercise price of outstanding stock options was reduced by $2.00 per share and each holder of an RSU award was issued additional RSUs with a value equal to $2.00 (calculated using the closing price per share of our common stock on August 10, 2023, the ex-dividend date). The conditions of each option grant and the vesting schedule and conditions of each RSU grant remain the same (with the additional RSUs issued as part of this adjustment subject to forfeiture on the same terms as the underlying grants). The equitable adjustment to the outstanding awards under the 2015 Plan was mandatory under the terms of the 2015 Plan, and did not result in a modification of the awards under FASB ASC Topic 718.
(3)    On February 27, 2024, Mr. Chien was appointed to the Compliance Committee, a position previously held by Mr. Wright.

EXECUTIVE OFFICERS
Biographical information for the executive officers of Golden as of the date of this proxy statement (other than our Chairman of the Board and Chief Executive Officer, Blake L. Sartini, whose biographical information is provided above under “Election of Directors”) is set forth below. Executive officers serve at the discretion of our Board of Directors. There are no family relationships between our directors and executive officers, other than Blake L. Sartini II, our Executive Vice President and Chief Operating Officer, who is the son of Blake L. Sartini.
Executive Officers:

Name	Age	Position
Blake L. Sartini	65	Chairman of the Board and Chief Executive Officer
Charles H. Protell	49	President, Chief Financial Officer and Treasurer
Blake L. Sartini II	38	Executive Vice President and Chief Operating Officer
Thomas E. Haas	63	Senior Vice President and Chief Accounting Officer
Charles H. Protell joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016 and was promoted to President in August 2019. Mr. Protell also serves as Golden’s Treasurer. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a Bachelor of Science degree in commerce from the University of Virginia.
Blake L. Sartini II joined Golden as Senior Vice President of Distributed Gaming in July 2015 in connection with the Sartini Gaming Merger, was promoted to Executive Vice President of Operations in June 2021, and became the Company’s Executive Vice President and Chief Operating Officer in March 2024. In his former role as Executive Vice President of Operations, he was responsible for overseeing all distributed gaming operations in Nevada and Montana (prior to their sales to J&J Ventures Gaming, LLC (“J&J Gaming”) and its affiliates), as well as our Nevada tavern locations operating under the brand names PT’s, Sierra Gold, SG Bar, Sean Patrick’s and Lucky’s. Mr. Sartini II also oversaw five of our eight operating casinos, namely: both Arizona Charlie’s Casinos in Las Vegas; Pahrump Nugget Hotel & Casino, Gold Town Casino and Lakeside Casino & RV Park in Pahrump, Nevada. In his current role, Mr. Sartini II assumed additional responsibility for the oversight of all our operating casinos, including The STRAT Hotel, Casino & Tower in Las Vegas; Aquarius Casino Resort and Edgewater Casino Resort in Laughlin, Nevada. From January 2010 until the Sartini Gaming Merger, Mr. Sartini II served in various roles with Sartini Gaming, including as Vice President of Operations for Golden Route Operations, LLC (“GRO”), a subsidiary of Sartini Gaming, from September 2014, as assistant director for GRO from January 2012 to September 2014, and as a marketing manager from January 2010 to January 2012. Prior to joining Sartini Gaming, Mr. Sartini II served as senior business associate with the Ultimate Fighting Championship for its international event operations and talent relations in the United Kingdom. Mr. Sartini II received a Bachelor of Science degree in business administration from Chapman University in Orange, California.
Thomas E. Haas joined Golden in October 2017 in connection with our acquisition of American Casino & Entertainment Properties LLC (“American”), was appointed as Senior Vice President of Accounting in March 2018, and assumed his current position of Senior Vice President and Chief Accounting Officer in March 2020. Mr. Haas had served as senior vice president of finance and principal accounting officer of American since August 2015, and continued to serve in that role following the American acquisition until his promotion to Senior Vice President of Accounting of Golden. Mr. Haas joined American in April 2004 as the director of compliance and was promoted to vice president of finance in August 2006. Prior to joining American, Mr. Haas held financial and accounting management positions with Mikohn Gaming, Inc. and GES Exposition Services. Mr. Haas started his career with Deloitte & Touche. Mr. Haas earned a Bachelor of Science degree in business administration, accounting and finance from the University of Arizona.

OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following table contains information about the beneficial ownership of our common stock as of March 28, 2024 for (i) each shareholder known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group. The percentage of ownership indicated in the following table is based on 28,948,741 shares of our common stock outstanding on March 28, 2024.
Information on beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common stock, by the Schedules 13D and 13G filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 28, 2024 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after March 28, 2024, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Name	Number of Shares	Percentage
Directors and named executive officers
Blake L. Sartini (1)	6,502,610	22.5%
Charles H. Protell (2)	635,191	2.2%
Blake L. Sartini II (3)	586,460	2.0%
Stephen A. Arcana (4)	518,028	1.8%
Anthony A. Marnell III (5)	422,040	1.5%
Terrence L. Wright (6)	115,909	*
Mark A. Lipparelli (7)	87,806	*
Ann D. Dozier (8)	40,367	*
Thomas E. Haas (9)	35,966	*
Andy H. Chien (10)	7,923	*
All directors and executive officers as a group (9 persons)	8,952,300	29.1%
Other 5% shareholders
BlackRock, Inc. (11)	3,467,730	12.0%
Capital Research Global Investors (12)	2,511,071	8.7%
The Vanguard Group, Inc.(13)	1,573,983	5.4%

*    Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)Includes 5,492,867 shares of common stock held by The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”), of which Mr. Sartini is a co-trustee. 2,591,980 shares of common stock held by the Sartini Trust have been pledged as collateral for brokerage or margin accounts for Mr. Sartini. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Trust. Also includes (i) options to purchase 904,000 shares of common stock that may be exercised within 60 days of March 28, 2024, and (ii) 105,743 shares of common stock held by Mr. Sartini.
(2)Includes (i) options to purchase 175,000 shares of common stock that may be exercised within 60 days of March 28, 2024, and (ii) 460,191 shares of common stock held by Mr. Protell. 245,789 shares of common stock held by Mr. Protell have been pledged as collateral for brokerage or margin accounts for Mr. Protell.
(3)Includes (i) options to purchase 195,000 shares of common stock that may be exercised within 60 days of March 28, 2024, (ii) 141,460 shares of common stock held by Mr. Sartini II, and (iii) 250,000 shares of common stock held by D’ Oro Holdings, LLC, in which Mr. Sartini II has a pecuniary interest.
(4)Shares owned by Mr. Arcana presented in the table include (i) options to purchase 340,000 shares of common stock that may be exercised within 60 days of March 28, 2024, and (ii) 178,028 shares of common stock held by Mr. Arcana. Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and is no longer an executive officer. Accordingly, Mr. Arcana’s ownership of securities is not included in the shares owned by directors and named executive officers as a group.
(5)Includes (i) 52,141 shares of common stock held by Mr. Marnell as of March 28, 2024, (ii) 4,293 restricted stock units held by Mr. Marnell that will vest within 60 days of March 28, 2024, (iii) 351,611 shares of common stock held by the AM3 2012 Trust, of which Mr. Marnell is the co-trustee, and in such capacity holds sole power to vote and dispose of such shares, (iv) 13,995 shares of common stock held by the Lyndy Marnell 2003 Trust, of which Mr. Marnell is the spouse of the trustee. Mr. Marnell disclaims beneficial ownership of the shares held by the AM3 2012 Trust and Lyndy Marnell 2003 Trust. All of the shares of common stock held by the AM3 2012 Trust have been pledged as collateral for brokerage or margin accounts for Mr. Marnell.
(6)Includes (i) options to purchase 50,000 shares of common stock that may be exercised within 60 days of March 28, 2024, (ii) 61,616 shares of common stock held by Mr. Wright as of March 28, 2024, and (iii) 4,293 restricted stock units held by Mr. Wright that will vest within 60 days of March 28, 2024.
(7)Includes (i) 83,513 shares of common stock held by Mr. Lipparelli as of March 28, 2024, and (ii) 4,293 restricted stock units held by Mr. Lipparelli that will vest within 60 days of March 28, 2024.
(8)Includes (i) 36,074 shares of common stock held by Ms. Dozier as of March 28, 2024, and (ii) 4,293 restricted stock units held by Ms. Dozier that will vest within 60 days of March 28, 2024.
(9)Represents 35,966 shares of common stock held by Mr. Haas.
(10)Represents (i) 3,630 shares of common stock held by Mr. Chien as of March 28, 2024, and (ii) 4,293 restricted stock units held by Mr. Chien that will vest within 60 days of March 28, 2024.
(11)Based solely on information contained in Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”). According to such Schedule, BlackRock has sole voting power over 3,432,649 shares and sole dispositive power over 3,467,730 shares. BlackRock is a parent holding company or control person. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(12)Based solely on information contained in Schedule 13G filed with the SEC on February 9, 2024 by Capital Research Global Investors (“CRGI”). According to such Schedule, CRGI has sole voting and dispositive power over 2,511,071 shares. CRGI is a registered investment adviser. The address for CRGI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(13)Based solely on information contained in Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). According to such Schedule, Vanguard has sole dispositive power over 1,516,329 shares and an aggregate amount of 1,573,983 shares. Vanguard is a registered investment adviser. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.
Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. We believe that, during the fiscal year ended December 31, 2023, all of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities complied with the applicable filing requirements.
In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and branded taverns. Our portfolio includes 8 casino properties and 69 gaming taverns in Nevada, operating over 5,600 slots, 100 table games, and over 6,000 hotel rooms.
The information contained in this Compensation Discussion and Analysis (“CD&A”) and the executive compensation disclosures below are provided for the individuals who were our named executive officers for the year ended December 31, 2023, who we refer to collectively as the “NEOs”:
•Blake L. Sartini, Chief Executive Officer and Chairman of the Board of Directors;
•Charles H. Protell, President, Chief Financial Officer and Treasurer;
•Blake L. Sartini II, Executive Vice President and Chief Operating Officer; Former Executive Vice President of Operations;
•Thomas E. Haas, Senior Vice President and Chief Accounting Officer; and
•Stephen A. Arcana, Chief Development Officer; Former Executive Vice President and Chief Operating Officer.
Business Highlights
2023 was a transformative year for Golden as we streamlined our portfolio and divested non-core businesses at attractive multiples, reduced leverage to favorably refinance our credit facility, repurchased $59 million in principal amount of our senior unsecured notes in open market transactions, and returned capital to our shareholders through a special cash dividend of $2.00 per share. We completed 2023 with revenues of $1.1 billion and net income of $256 million, reflecting the benefit of the $303 million gain on sales of the Rocky Gap Casino Resort (“Rocky Gap”) and distributed gaming operations in Montana, and Adjusted EBITDA of $223 million. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, refer to page 29 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024.
On July 25, 2023, we completed the sale of Rocky Gap to Century Casinos, Inc. (“Century”) and VICI Properties, L.P. (“VICI”), an affiliate of VICI Properties Inc., for aggregate cash consideration of $260 million. Specifically, Century acquired the operations of Rocky Gap from us for $56 million in cash (subject to adjustment based on Rocky Gap’s working capital and cage cash at closing), and VICI acquired the real estate assets relating to Rocky Gap from us for $204 million in cash.
On March 3, 2023, we entered into definitive agreements to sell our distributed gaming operations in Nevada and Montana to an affiliate of J&J Gaming, for aggregate cash consideration of $322.5 million. On September 13, 2023, we completed the sale of our distributed gaming operations in Montana for cash considerations of $109 million plus working capital and other adjustments and purchased cash at closing. On January 10, 2024, we completed the sale of our distributed gaming operations in Nevada for cash consideration of $214 million plus working capital and other adjustments and purchased cash at closing.
In May 2023, we modified the terms of our credit facility by extending the maturity date of the revolving credit facility from April 20, 2024 to May 26, 2028, establishing the new term loan facility with a maturity date of May 26, 2030, and lowering the interest rate on our credit facility by 0.25%. The new term loan facility was fully drawn at the time of such modification, with the proceeds thereof used to repay a portion of our original term loan borrowings. In July 2023, we used $175 million of the proceeds from the sale of Rocky Gap to repay in full the remainder of the original term loan borrowings. During 2023, total debt obligations repaid totaled $239 million bringing our net leverage ratio to a historic low of 2.2x at December 31, 2023. We ended the year with $158 million of cash and cash equivalents and no outstanding borrowings under our $240 million revolving credit facility.
Due to our low leverage and liquidity profile, in February 2024, our Board of Directors approved a recurring quarterly cash dividend of $0.25 per share of common stock, the first of which was paid on April 4, 2024.
Executive Summary — Golden Executive Compensation Program
The Compensation Committee has designed our compensation programs and practices to drive financial performance and senior management focus on our business strategy. Our compensation programs and practices are intended to reward superior corporate performance and provide long-term incentives to employees in roles critical to our future.
Our Compensation Committee has adopted a number of practices and policies designed for a company our size and the marketplace in which we compete for executive talent, all to create an executive compensation program that places a significant emphasis on “pay-for-performance.” Our Compensation Committee selects and engages its own independent advisor, and engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to serve as its independent compensation consultant for 2023. The Compensation Committee reviewed external market data and peer group data with its independent consultant and designed our executive compensation program to link executive pay to Company performance and to shareholder interests, by weighting total target compensation to the achievement of corporate performance metrics and strong stock price performance.
Annual Incentive Bonuses. Our Compensation Committee approved a 2023 performance-based annual incentive program (the “2023 Annual Incentive Program”). Our NEOs’ target incentive opportunities were set consistent with competitive market levels. The 2023 Annual Incentive Program was based on Adjusted EBITDA (as calculated for 2023 Annual Incentive Program purposes) with payout opportunities ranging from 0% to 200% of target. Based on a comprehensive and rigorous review of both financial and non-financial performance during 2023, the Compensation Committee approved a 69.3% of target payout for our NEOs.
Long-Term Incentive Awards. Our Compensation Committee approved a 2023 long-term incentive structure for our NEOs consisting of 50% RSUs (vesting over three years in equal installments) and 50% performance-based restricted stock units (“PSUs”) (earned based on one-year Adjusted EBITDA performance (as calculated for 2023 Annual Incentive Program purposes)). Payout opportunities for the PSUs range from 0% to 200% of target. The number of earned shares, if any, for the PSUs is then subject to an additional two-year service-based vesting period, with such shares vesting on the third anniversary of the grant date. For additional information, refer to “2023 Executive Compensation Decisions — 2023 Long-Term Equity Incentive Awards.”
Corporate Governance Highlights

	What We Do (Best Practice)		What We Don’t Allow
✓	Enforce strict insider trading policies and enforce blackout trading periods for executives and directors	X	No change-in-control severance multiple in excess of three times salary and target bonus
✓	Set meaningful stock ownership guidelines for executives and non-employee directors	X	No single-trigger or modified single-trigger change-in-control arrangements
✓	Disclose performance goals and performance results for our performance-based annual incentive program and our PSUs	X	No excise tax gross-ups upon a change in control
✓	Set a maximum individual payout limit on our performance-based annual incentive program and our PSUs	X	No re-pricing or cash buyout of underwater stock options or stock appreciation rights without shareholder approval
✓	Maintain severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection	X	No enhanced retirement formulas
✓	Retain an independent compensation consultant reporting directly to the Compensation Committee	X	No guaranteed annual or multi-year compensation
✓	Appoint lead independent director	X	No market timing with granting of equity awards
Executive Compensation Program Objectives
The primary objectives of our executive compensation program are: (i) to be competitive with compensation paid by companies in the same market in which we compete for executive talent; (ii) to align executive compensation with our corporate strategies, business objectives and the interests of our shareholders by rewarding successful execution of our business plan and key corporate objectives; and (iii) to provide the majority of total compensation in the form of variable compensation, comprised of annual cash incentive awards and long-term equity incentive awards, with compensation dependent upon corporate performance results and the creation of long-term shareholder value.

Setting Executive Compensation
Role of the Compensation Committee
The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans.
Our executive compensation program is reviewed annually by the Compensation Committee. In the first quarter of each year, the Compensation Committee reviews the performance of each of our executive officers during the previous year. At this time, the Compensation Committee also reviews our actual corporate performance for the prior year and makes the final annual incentive payment determinations based on such performance and the Compensation Committee’s evaluation of each executive’s individual performance for the prior year. In connection with this annual review, the Compensation Committee also reviews and adjusts, as appropriate, base salaries and annual target bonus levels for the NEOs and reviews and grants long-term equity incentive awards to the NEOs, in each case based on the Compensation Committee’s performance evaluations, competitive market data provided by its independent compensation consultant, and other factors considered appropriate by the Compensation Committee, including internal pay equity. During the year, the Compensation Committee may also evaluate and make compensation adjustments or grants of additional discretionary bonuses and/or long-term incentive awards to our executives and certain other eligible employees, as and to the extent deemed appropriate by the Compensation Committee. The Compensation Committee is supported by management and its independent compensation consultant, as further described below.
Compensation Determination Process
The Compensation Committee determines each element of an executive’s initial compensation package within the framework of the objectives of its executive compensation program based on numerous factors, including:
•The individual’s particular background, track record and circumstances, including training and prior relevant work experience;
•The individual’s role with us and the compensation paid to similar persons in the peer companies represented in the compensation data that the Compensation Committee reviews;
•The demand for individuals with the specific expertise and experience of the executive;
•Internal equity among the executive group;
•Competitive market data for the role;
•Performance goals and other expectations for the position; and
•Uniqueness of industry skills.
In general, the terms of our executive employment agreements are initially negotiated by management and our legal counsel. The agreements for executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for its consideration and approval.
During the review and approval process for the employment agreements for executives under its purview, and during its annual review of executive compensation, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. We seek to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. In determining each element of compensation for any given year, the Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive.
Role of Management
The Compensation Committee relies on input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the NEOs. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of these individuals and his perspective on the factors described above in developing his recommendations for their compensation, including salary adjustments, cash bonuses and equity incentives. The Compensation Committee discusses our Chief Executive Officer’s recommendations, reviews competitive market data from our independent consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, cash bonus or equity incentives from year to year. The Compensation Committee reviews the Chief Executive Officer’s performance for the year and competitive market data from our independent consultant, and makes determinations regarding his compensation independently and without him present. As required by the Nasdaq listing standards and good corporate governance, the Chief Executive Officer does not participate in deliberations concerning, or vote on, his compensation arrangements and does not opine on the compensation arrangements of our Executive Vice President and Chief Operating Officer.
In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee. Other members of our executive management team also may attend portions of the Compensation Committee meetings from time to time.
Role of the Independent Compensation Consultant
For 2023, the Compensation Committee engaged Aon, an independent compensation consultant, to provide independent executive compensation advisory services, including recommending an appropriate peer group for setting 2023 compensation and conducting a 2023 annual total compensation study for executive and key manager positions. Aon did not provide any other services to us in 2023 beyond its engagement as an advisor to the Compensation Committee on executive and director compensation matters. After review and consultation with Aon and management, the Compensation Committee determined that Aon was independent and that there was no conflict of interest resulting from retaining Aon during the year ended December 31, 2023. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Peer Companies and Competitive Market Data
The Compensation Committee annually approves a peer group to be used for comparative market data as well as executive compensation program design. The peer group is constructed with input from the Compensation Committee’s independent compensation consultant and management and is ultimately approved by the Compensation Committee after review. The Compensation Committee worked with Aon to assess our peer group and approved an updated peer group for use by the Compensation Committee for purposes of determining 2023 compensation.
The parameters for determining the appropriate peer group annually are a combination of the following:
•Gaming, hotel, and leisure companies;
•Revenues of approximately 0.4x to 3.0x Golden’s annual revenues;
•Companies using Golden as a peer company;
•Peer companies of the peer companies; and
•Companies Golden competes with for management talent and business.
The peer group approved by the Compensation Committee for the NEOs consisted of 11 companies in the gaming and hospitality industries. The Compensation Committee used this peer group consisting of the companies presented in the table below in connection with its evaluation of competitive target total compensation opportunities for executive officers for 2023 (listed from largest to smallest by revenue):

Company	Ticker
Penn National Gaming, Inc.	PENN
Boyd Gaming Corporation	BYD
Bally’s Corporation	BALY
Madison Square Garden Entertainment Corp.	SPHR
Cedar Fair, L.P.	FUN
Churchill Downs Inc.	CHDN
Red Rock Resorts, Inc.	RRR
Choice Hotels International, Inc.	CHH
Accel Entertainment, Inc.	ACEL
The Marcus Corporation	MCS
Monarch Casino & Resort, Inc.	MCRI

Changes to the compensation peer group companies from the previous peer group included:
⦁    Removed Vail Resorts, Inc. as their business model varies from Golden’s;
⦁    Added Accel Entertainment, Inc. due to similar business model and similar annual revenues to Golden’s and Madison Square Garden Entertainment Corp. due to its Las Vegas presence and similar annual revenues.
Peer group disclosure is supplemented with survey market data for selected roles, where broader U.S. market comparisons are relevant. We believe the review of both peer group and survey data provides an appropriate comprehensive market overview for determining compensation adjustments. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.
The Committee uses competitive compensation data from the annual total compensation study of peer companies and surveys to inform decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
The allocation of an executive’s target total cash compensation and his annual long-term incentive awards may vary from year to year. However, the Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash bonus incentives) and long-term incentive compensation (long-term equity-based awards).
Consideration of Say-on-Pay Vote Results
At our 2023 annual meeting of shareholders, shareholders approved, on an advisory basis, the compensation of our NEOs at that time, as disclosed pursuant to the compensation disclosure rules of the SEC, with over 83% of shareholder votes cast in favor of our say-on-pay resolution (excluding abstentions and broker non-votes). As the Compensation Committee evaluated our executive compensation policies and practices following the 2023 annual meeting of shareholders, the Committee was mindful of the strong support our shareholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our executive officers when they deliver value for our shareholders. The Compensation Committee will continue to consider the outcome of say-on-pay advisory votes when making future compensation decisions for our NEOs.
Key Elements of Executive Compensation Program and Outcomes
The following table provides a summary of the compensation program and performance outcomes for our named executive officers in 2023:

Component	Proportion of Total Target Pay	Structure and Features	2023 Performance Outcome
Base Salary	•CEO: 17% •Other NEOs: 23%	•Base salary aligned with others in our compensation peer group	•5.6% base salary increase for one NEO based on Aon’s market study
Annual Incentive	•CEO: 25% •Other NEOs: 24%	Structure: •100% performance-based cash incentive Features: •Rigorous pre-set goals •Payout capped at 200% of target based on performance goal achievement	•Performance goal achievement of 90.8% •Payout of 69.3%
Long-Term Equity Incentive	•CEO: 58% •Other NEOs: 53%	Structure: •50% PSUs •50% RSUs Features: •One-year performance period followed by two- year time-based vesting requirement for PSUs •Three-year ratable vesting for RSUs	•Performance goal achievement of 90.8% •PSUs certified at 69.3% of target
All of these elements of compensation are taken into account when compensation decisions are made by the Compensation Committee. The following charts reflect annual target compensation mix for our Chief Executive Officer and other NEOs:

2023 Executive Compensation Decisions
Base Salary
Based on a review of competitive market data provided by Aon, the Compensation Committee approved the following base salaries:

NEO	2022 Base Salary	2023 Base Salary	% Change
Blake L. Sartini	$1,050,000	$1,050,000	0.0%
Charles H. Protell	785,000	785,000	0.0%
Stephen A. Arcana (1)	630,000	630,000	0.0%
Blake L. Sartini II (2)	450,000	475,000	5.6%
Thomas E. Haas	300,000	300,000	0.0%

(1)Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer. In connection with this change, Mr. Arcana entered into an amended and restated employment agreement with Golden that provides for an annual base salary of $580,000 for 2024.
(2)Based on the review of competitive market data provided by our compensation consultant, the Compensation Committee approved an increase to Mr. Sartini II’s base salary to $475,000 effective January 9, 2023. Effective March 20, 2024, Mr. Sartini II was appointed as Golden’s Executive Vice President and Chief Operating Officer. In connection with this change, Mr. Sartini II entered into an amended and restated employment agreement that provides for an annual base salary of $550,000.
Any future adjustments to base salary for our NEOs will be reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive’s base salary will be evaluated together with components of the executive’s other compensation to ensure that the executive’s target and actual total compensation are consistent with our overall compensation philosophy.
Annual Incentive Program
Under Golden’s 2023 Annual Incentive Program, each NEO’s annual bonus is generally tied to corporate goals established at the beginning of each fiscal year by the Compensation Committee, and if there is more than one corporate performance goal, with the relative weightings between those goals also approved by the Compensation Committee. A portion of an NEO’s annual bonus may also be determined in the discretion of the Compensation Committee based on the participant’s individual performance and such other factors as the Compensation Committee deems appropriate. A participant must generally remain employed through the date of payment of his or her annual bonus under the annual incentive program in order to remain eligible to receive such bonus.
The 2023 Annual Incentive Program provided annual bonus opportunities for the NEOs and other employees designated as participants by the Compensation Committee. The methodology for determining annual bonuses under the 2023 Annual Incentive Program was designed to motivate and reward participants for their contributions to Golden, based on Adjusted EBITDA performance (as calculated for 2023 Annual Incentive Program purposes). After a thorough review of competitive market data provided by Aon, the 2023 target bonus opportunities approved by the Compensation Committee represented no change from 2022.

NEO	2022 Target	2023 Target
Blake L. Sartini	150%	150%
Charles H. Protell	115%	115%
Stephen A. Arcana (1)	115%	115%
Blake L. Sartini II (2)	85%	85%
Thomas E. Haas	75%	75%

(1)Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer. In connection with this change, Mr. Arcana entered into an amended and restated employment agreement that provides for an annual target bonus opportunity of 90% of his base salary for 2024.
(2)Effective March 20, 2024, Mr. Sartini II was appointed as Golden’s Executive Vice President and Chief Operating Officer. In connection with this change, Mr. Sartini II entered into an amended and restated employment agreement that provides for an annual target bonus opportunity of 100% of his base salary.
The corporate financial metric for purposes of the 2023 Annual Incentive Program was Adjusted EBITDA (as calculated for 2023 Annual Incentive Program purposes). We use Adjusted EBITDA because it is an objective and quantifiable measurement of our financial performance. It provides meaningful historical comparisons, is an appropriate and consistent measurement within our industry, and is the primary driver of enhanced total shareholder return. For purposes of the 2023 Annual Incentive Program, “Adjusted EBITDA” means consolidated net income of Golden Entertainment, Inc. for 2023, plus interest expense, federal, state, local and foreign income taxes (net of any federal, state, local and foreign income tax credits), depreciation and amortization expense, share-based compensation expense, any fees and expenses related to completed or proposed acquisitions or dispositions or any amendments to our credit facilities or any loan documents thereunder, pre-opening losses, charges and expenses relating to the opening of new locations operated, or to be operated, by us, any loss on disposal of assets, executive severance and sign-on bonuses, class action litigation expenses, and any non-recurring, non-cash or extraordinary charges reducing consolidated net income, including impairments and other losses; and minus any gain on disposal of assets increasing consolidated net income, any non-recurring or extraordinary gains or charges increasing consolidated net income, any net benefit from federal, state, local and foreign income taxes increasing consolidated net income, and interest income and non-cash gains increasing such consolidated net income. 2023 Adjusted EBITDA for purposes of the 2023 Annual Incentive Program was further adjusted to exclude the cost of awards payable under the 2023 Annual Incentive Program. Refer to the section of this proxy statement captioned “Pay Versus Performance” for further details about the calculation of Adjusted EBITDA (as calculated for 2023 Annual Incentive Program purposes).
Threshold, target, and maximum performance levels for Adjusted EBITDA (as calculated for 2023 Annual Incentive Program purposes) and corresponding payout opportunities were approved by the Compensation Committee in March 2023. The following two tables summarize the approved Adjusted EBITDA goals and corresponding payout opportunities and the approved actual Adjusted EBITDA performance achievement (in each case with respect to Adjusted EBITDA as calculated for 2023 Annual Incentive Program purposes) and corresponding actual payout as a percent of target:

Performance Level	Performance Requirement	2023 Adjusted EBITDA Achievement (in millions)	Payout as a % of Target
Below Threshold	Below 85% of target	Below $212.3	0%
Threshold	85% of target	$212.3	50%
Target	100% of target	$249.8	100%
Maximum	115% of target	$287.3	200%

2023 Adjusted EBITDA Target (in millions)	2023 Adjusted EBITDA Actual (in millions)	Percentage of Adjusted EBITDA Target achieved for 2023	Final 2023 Annual Incentive Payout as a % of Target
$249.8	$226.8	90.8%	69.3%
Long-Term Equity Incentives
Compensation through the annual grants of equity awards under the 2015 Plan is intended to align executives’ and shareholders’ long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock. As is the case when the amounts of base salary and annual incentives are determined, a review of all elements of compensation is conducted by the Compensation Committee when determining equity awards to ensure that total compensation conforms to our overall compensation philosophy and objectives, as described above.
2023 Long-Term Equity Incentive Awards
The 2023 Long-Term Incentive Program provided equity grants to the NEOs and other employees designated as participants by the Compensation Committee. The Compensation Committee reviewed competitive market data provided by Aon advising to implement a methodology for determining equity grant sizes designed to motivate and reward participants for their contributions to Golden. The Compensation Committee approved an award equal to 50% of each executive’s target long-term incentive value in the form of RSUs and 50% of such value in the form of PSUs for a “target” number of shares.
The RSUs will vest over three years in equal installments on each anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, refer to “Executive Employment Agreements and Equity Awards Acceleration.”
The Compensation Committee considered numerous financial metrics for the PSU program. Adjusted EBITDA was approved as the financial metric for the PSU awards due to it being our primary determinant of long-term shareholder success. The Compensation Committee considered the overlap of Adjusted EBITDA in the Annual Incentive Program and Long-Term Equity Incentive Program, but ultimately decided that consistent Adjusted EBITDA performance (as calculated for 2023 Annual Incentive Program purposes) is the strongest link to our investors. The Compensation Committee will review and approve future financial targets to ensure consistent enhancement of financial performance and shareholder value on an annual basis.
The PSUs that will be eligible to vest will be determined based on our attainment of performance goals set by the Compensation Committee for 2023. The percentage achieved for the year relative to the performance objective for such year was applied to the “target” number of PSUs granted to each executive officer. In 2021, the Compensation Committee approved a structural change to the PSU grants. We changed from a two-year averaging approach to earn shares with a one-year additional vesting requirement, to a one-year performance period to earn shares with a two-year additional vesting requirement, which was applied to the PSU awards granted in 2021 - onward. The Compensation Committee firmly believes this is an enhancement that allows us to set challenging targets that better reflect current financial expectations, and incorporate any changes to our business due to micro- and macroeconomic impacts to Golden and the gaming industry. The Compensation Committee continues to set challenging but reasonable targets in an uncertain environment. In addition, the final value delivered is highly dependent on sustained stock price performance over three years. The PSUs will be earned based on the following methodology:
•The performance goals for purposes of the PSUs were the same as those that were set by the Compensation Committee for purposes of the 2023 Annual Incentive Program, and the Adjusted EBITDA objectives for 2023 for purposes of the PSUs were the same as those discussed above in connection with the 2023 Annual Incentive Program. Earned shares will be dependent on our one-year performance as a percent of target.
•At “threshold” performance, 50% of the “target” number of PSUs will be earned, at “target” performance, 100% of the “target” number of PSUs will be earned, and at “maximum” performance, 200% of the “target” number of PSUs will be earned, with linear interpolation applied between performance levels.
•Following the end of 2023, the number of “earned” PSUs are then subject to two additional years of time-based vesting and will vest on March 14, 2026 (the third anniversary of the date of grant), subject to the executive’s continued employment through such vesting date.
•Based on our 2023 Adjusted EBITDA of $226.8 million (as calculated for 2023 Annual Incentive Program purposes by excluding the cost of awards payable under the 2023 Annual Incentive Program, refer to section of this proxy statement captioned “Pay Versus Performance” for further details), 69.3% of the target PSUs were deemed “earned” and will be eligible to vest on March 14, 2026 (the third anniversary of the date of grant), subject to the executive’s continued employment through such vesting date.
For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, refer to “Executive Employment Agreements and Equity Awards Acceleration.”
The long-term incentive awards granted to the NEOs in 2023 are listed in the “2023 Grants of Plan-Based Awards” table. Based on the attained payout factor of 69.3% for the 2023 PSUs, the NEOs will be eligible to vest in the following number of shares on March 14, 2026:

NEO	2023 RSUs Granted	2023 Target PSUs Granted	2023 PSUs Earned
Blake L. Sartini	43,438	43,438	30,102
Charles H. Protell	24,981	24,981	17,311
Stephen A. Arcana	20,048	20,049	13,893
Blake L. Sartini II	12,093	12,092	8,379
Thomas E. Haas	2,864	2,864	1,984
Other Benefits
We provide our executives with the following types of other benefits: (i) perquisites; (ii) health, dental, life, and disability insurance; and (iii) retirement benefits. We will periodically review the levels of perquisites and other individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices. From time to time, we may also agree to pay sign-on bonuses to executives who agree to commence employment with us.
Perquisites. Pursuant to the terms of their employment agreements, we provide certain perquisites to our NEOs with employment agreements. Each NEO with an employment agreement is entitled to an allowance for health insurance premiums, participation in the executive supplemental health insurance program, and term life insurance and disability coverage at our expense. In addition, our NEOs with employment agreements are entitled to reimbursement of country club dues, reimbursement of disability coverage and reimbursement of personal automobile lease, reimbursement of personal security and related expenses, and Mr. Sartini is also entitled to reimbursement of premiums under certain individually-obtained life insurance policies (not to exceed $200,000 annually). With respect to Messrs. Sartini, Arcana and Sartini II, these perquisites were in effect for them prior to their joining our organization in connection with the Sartini Gaming Merger in 2015.
Health, Dental, Life and Disability Insurance. We offer all of our regular employees, including the NEOs, health, life, disability and dental insurance.
Retirement Benefits. All of our regular employees, including the NEOs, who meet certain defined requirements may participate in our 401(k) plan. We have the discretion to match employee contributions. Under our current matching policy, we match one-fourth of the first four percent of gross earnings contributed by our employees, up to a maximum match of one percent. Our Board of Directors has discretion to make additional contributions to our 401(k) plan.
Severance and Change in Control Provisions. We have entered into employment agreements with each of the NEOs, aside from Mr. Haas, that provide for certain severance benefits in the event that an NEO’s employment is involuntarily or constructively terminated. We recognize the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of the management team on our affairs, all executive officers are entitled to receive severance payments under their employment agreements upon certain types of termination. The terms of these employment agreements are described under “Executive Employment Agreements and Equity Award Acceleration.” We believe that reasonable severance benefits for our executive officers are important because there may be limited opportunities for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide Mr. Sartini with enhanced benefits in the event of a qualifying termination following a change-in-control as a means of reinforcing and encouraging his continued attention and dedication to his duties without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change-in-control. We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and providing change-in-control benefits for Mr. Sartini should eliminate any reluctance to pursue potential change-in-control transactions that may be in the best interests of shareholders.

We also extend severance benefits because they are essential to help us fulfill the objectives of attracting and retaining key leadership and managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by us. While these arrangements form an integral part of the potential total compensation provided to these individuals and are considered by the Compensation Committee when determining executive compensation, the decision to offer these benefits does not influence the Compensation Committee’s determinations concerning other levels of pay or benefits.
Compensation Risk Assessment
The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on Golden. The following features of our programs mitigate this risk:
•The Compensation Committee retains an independent compensation consultant to assist with annual compensation decisions;
•The Compensation Committee approves the annual incentive program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned after the end of the fiscal year;
•The 2023 Annual Incentive Program and PSUs capped potential payouts at 200% of the target opportunity to mitigate potential windfalls;
•We utilize a mix of cash and equity incentive programs, and all equity awards granted to our NEOs are subject to multi-year vesting;
•We utilize a portfolio of equity award types;
•We utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our shareholders’ best interests in light of potential employment uncertainty; and
•Executives are subject to minimum stock ownership guidelines and limitations on trading in our securities.
Stock Ownership Guidelines
Our Stock Ownership Guidelines apply to all of our executive officers and senior vice presidents (in addition to our non-employee directors discussed in “Director Compensation” above). Under our current Stock Ownership Guidelines, our executive officers and senior vice presidents are expected to own shares of our common stock with a market value as follows:

Position	Guideline Salary Multiple
Chief Executive Officer	6x Annual Base Salary
President, Chief Financial Officer and Treasurer; Chief Operating Officer	3x Annual Base Salary
All Other Executives	1x Annual Base Salary
Under our current Stock Ownership Guidelines, applicable ownership of common stock comprises:
•Shares held of record or beneficially by the executive, by his or her spouse, or by trusts for the benefit of the executive, his or her spouse, or members of his or her immediate family; and
•Shares held in a 401(k) or other qualified pension, profit-sharing or deferred compensation plan for the benefit of the executive.
However, the following do not count towards ownership under the current Stock Ownership Guidelines: (i) any restricted stock units, performance shares of common stock or other equity-based awards that are still subject to forfeiture or vesting restrictions, or (ii) shares of common stock subject to outstanding and unexercised stock options or warrants, whether vested or unvested and whether exercisable or unexercisable. Each executive is expected to meet the requirements set forth in the Stock Ownership Guidelines by the fifth anniversary of his or her first appointment to such office. As of December 31, 2023, each of our executive officers met our Stock Ownership Guidelines.
Policy Regarding Certain Transactions in Company Securities
Our Insider Trading Policy prohibits our directors, officers and employees from engaging in the following transactions: (i) short sales of our securities and (ii) buying or selling puts or calls or other publicly traded options with respect to our securities.

Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officer and employees.
Clawbacks
On October 2, 2023, Golden adopted a compensation recovery policy as required under the Dodd-Frank Act and in accordance with the NASDAQ’s listing rules, in each case relating to recoupment of incentive-based compensation. A copy of the policy was included as Exhibit 97 to Form 10-K for the year ended December 31, 2023.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for any “covered employee” (as defined in Section 162(m)). Under Section 162(m), compensation above $1,000,000 is generally non-deductible for any covered employee. Our objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by us and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.
Accounting for Share-Based Compensation
Golden accounts for share-based payments, including its long-term equity incentive program, in accordance with the requirements of the ASC 718.
Compensation Committee Report *
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Golden Entertainment Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE
Terrence L. Wright (Chair)
Andy H. Chien
Anthony A. Marnell
*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2023 Summary Compensation Table
The following table sets forth the compensation for the last three fiscal years awarded to or earned by our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Blake L. Sartini	2023	$1,050,000	$—	$3,641,842	$1,092,152	$275,193	$6,059,187
Chief Executive Officer and	2022	1,036,539	—	3,412,493	1,410,621	300,860	6,160,513
Chairman of the Board	2021	1,000,000	2,000,000	2,999,992	2,500,000	281,392	8,781,384

Charles H. Protell	2023	785,000	—	2,094,407	625,994	76,664	3,582,065
President, Chief Financial	2022	775,577	—	1,962,479	808,532	75,651	3,622,239
Officer and Treasurer	2021	750,000	1,500,000	2,680,793	1,500,000	74,496	6,505,289

Stephen A. Arcana (4)	2023	630,000	—	1,680,866	502,390	100,113	2,913,369
Chief Development Officer; Former Executive Vice President and	2022	621,923	—	1,575,013	648,886	92,902	2,938,724
Chief Operating Officer	2021	600,000	1,500,000	1,350,008	1,200,000	78,498	4,728,506

Blake L. Sartini II (5)	2023	474,038	—	1,013,835	279,972	48,897	1,816,742
Executive Vice President and Chief Operating Officer; Former	2022	443,269	—	899,985	342,579	66,910	1,752,743
Executive Vice President of Operations	2021	425,000	1,000,000	743,763	552,500	51,778	2,773,041

Thomas E. Haas	2023	300,000	—	240,118	156,022	9,690	705,830
Senior Vice President and	2022	293,269	—	225,010	201,517	13,575	733,371
Chief Accounting Officer	2021	264,423	450,000	124,990	264,583	11,072	1,115,068

(1)Represents the grant date fair value of the RSUs and PSUs granted to the NEOs in the applicable fiscal year under ASC 718. The grant date fair value is the amount at the grant date Golden expected to expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. The grant date fair value of the PSUs granted to the NEOs in 2023, 2022 and 2021 was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be 100% of the target level of performance. The full grant date fair value of the 2023 PSU awards to the NEOs, assuming the highest level of possible performance, is as follows: Mr. Sartini, $3,641,842; Mr. Protell, $2,094,407; Mr. Arcana, $1,680,908; Mr. Sartini II, $1,013,793; and Mr. Haas, $240,118. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)Represents amounts earned under our annual incentive program for 2023, 2022 and 2021.
(3)The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” for the year ended December 31, 2023:

	Medical Cost Reimbursement	Life Insurance Benefits	Other (a)	Total
Blake L. Sartini	$40,180	$165,874	$69,139	$275,193
Charles H. Protell	35,702	1,962	39,000	76,664
Stephen A. Arcana	56,803	3,810	39,500	100,113
Blake L. Sartini II	23,331	1,566	24,000	48,897
Thomas E. Haas	3,862	5,328	500	9,690

(a)    For Messrs. Sartini, Protell and Arcana amounts shown consist of an automobile allowance and country club dues

(including an aggregate of $47,419 representing a car allowance and company paid car provided to Mr. Sartini). For Mr. Sartini the amount also includes personal security. For Mr. Sartini II, amount shown consists of an automobile allowance.
(4)    Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer.
(5)    Based on the review of competitive market data provided by our compensation consultant, the Compensation Committee approved an increase to Mr. Sartini II’s base salary to $475,000 effective January 9, 2023. Effective March 20, 2024, Mr. Sartini II was appointed as Golden’s Executive Vice President and Chief Operating Officer.
2023 Grants of Plan-Based Awards Table
The following table sets forth information regarding our 2023 Annual Incentive Program, the grants of long-term incentive awards with respect to shares of our common stock to our NEOs during the year ended December 31, 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock Units (#)(3)	Grant date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Blake L. Sartini	—	$787,500	$1,575,000	$3,150,000	—	—	—	—	—
	3/14/2023	—	—	—	—	—	—	43,438	$1,820,921
	3/14/2023	—	—	—	21,719	43,438	86,876	—	1,820,921

Charles H. Protell	—	451,375	902,750	1,805,500	—	—	—	—	—
	3/14/2023	—	—	—	—	—	—	24,981	1,047,204
	3/14/2023	—	—	—	12,491	24,981	49,962	—	1,047,204

Stephen A. Arcana	—	362,250	724,500	1,449,000	—	—	—	—	—
	3/14/2023	—	—	—	—	—	—	20,048	840,412
	3/14/2023	—	—	—	10,025	20,049	40,098	—	840,454

Blake L. Sartini II	—	201,875	403,750	807,500	—	—	—	—	—
	3/14/2023	—	—	—	—	—	—	12,093	506,939
	3/14/2023	—	—	—	6,046	12,092	24,184	—	506,897

Thomas E. Haas	—	112,500	225,000	450,000	—	—	—	—	—
	3/14/2023	—	—	—	—	—	—	2,864	120,059
	3/14/2023	—	—	—	1,432	2,864	5,728	—	120,059

(1)Represents bonus opportunities under our 2023 Annual Incentive Program.
(2)Represents PSUs granted on March 14, 2023. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs is subject to our attainment of an Adjusted EBITDA target for fiscal year 2023 (as calculated for 2023 Annual Incentive Program purposes). Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2023 (which were the same performance goals approved by the Compensation Committee under Golden’s annual incentive program for 2023). The percentage achievement for 2023 relative to the performance objectives for such year was determined at the end of the performance period and applied to the “target” number of shares, which achievement percentage was determined to be 69.3%. The number of “earned” shares is then subject to two additional years of time-based vesting, with such shares vesting on the third anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(3)Represents RSUs granted to the executives in 2023. Provided that the executives continue to render services to us through the applicable vesting date, the RSUs will vest in three equal installments; the first installment vested on March 14, 2024 and the remaining two installments will vest on the second and third anniversaries of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”

(4)Represents the grant date fair value of the RSUs and PSUs granted to the NEOs, as calculated under ASC 718. The grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information relating to equity awards outstanding as of December 31, 2023 for each of our NEOs.

	Options Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Options Exercise Price (2)	Option Expiration Date	Number of Shares, or Units, of Stock That Have Not Vested (2)		Market Value of Shares, or Units of Stock That Have Not Vested (10)

Blake L. Sartini	8/27/2015	440,000	$5.34	8/26/2025	—		$—
	8/26/2016	264,000	10.51	8/26/2026	—		—
	3/20/2017	200,000	11.50	3/20/2027	—		—
	3/12/2021	—	—	—	18,130	(3)	723,947
	3/12/2021	—	—	—	108,784	(4)	4,343,765
	3/11/2022	—	—	—	22,355	(5)	892,620
	3/11/2022	—	—	—	30,043	(6)	1,199,617
	3/14/2023	—	—	—	45,679	(7)	1,823,955
	3/14/2023	—	—	—	31,655	(8)	1,263,984

Charles H. Protell	11/28/2016	150,000	10.57	11/28/2026	—		—
	3/20/2017	25,000	11.50	3/20/2027	—		—
	8/5/2019	—	—	—	105,159	(9)	4,198,984
	3/12/2021	—	—	—	10,198	(3)	407,217
	3/12/2021	—	—	—	61,192	(4)	2,443,389
	3/11/2022	—	—	—	12,856	(5)	513,326
	3/11/2022	—	—	—	17,276	(6)	689,831
	3/14/2023	—	—	—	26,270	(7)	1,048,948
	3/14/2023	—	—	—	18,204	(8)	726,886

Stephen A. Arcana	8/27/2015	100,000	5.34	8/26/2025	—		—
	8/26/2016	140,000	10.51	8/26/2026	—		—
	3/20/2017	100,000	11.50	3/20/2027	—		—
	3/12/2021	—	—	—	8,159	(3)	325,799
	3/12/2021	—	—	—	48,953	(4)	1,954,711
	3/11/2022	—	—	—	10,317	(5)	411,962
	3/11/2022	—	—	—	13,866	(6)	553,669
	3/14/2023	—	—	—	21,082	(7)	841,812
	3/14/2023	—	—	—	14,610	(8)	583,377

Blake L. Sartini II	8/27/2015	50,000	5.34	8/26/2025	—		—
	8/26/2016	70,000	10.51	8/26/2026	—		—
	3/20/2017	75,000	11.50	3/20/2027	—		—
	3/12/2021	—	—	—	4,496	(3)	179,507
	3/12/2021	—	—	—	26,969	(4)	1,076,871
	3/11/2022	—	—	—	5,896	(5)	235,437
	3/11/2022	—	—	—	7,923	(6)	316,365
	3/14/2023	—	—	—	12,717	(7)	507,783
	3/14/2023	—	—	—	8,811	(8)	351,823

Thomas E. Haas	3/12/2021	—	—	—	755	(3)	30,149
	3/12/2021	—	—	—	4,532	(4)	180,976
	3/11/2022	—	—	—	1,474	(5)	58,870
	3/11/2022	—	—	—	1,980	(6)	79,061
	3/14/2023	—	—	—	3,012	(7)	120,259
	3/14/2023	—	—	—	2,086	(8)	83,294

(1)The options vested over a period of four years from the grant date. The options have a ten-year term from the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(2)In accordance with the provisions of the 2015 Plan, the declaration of this one-time cash dividend triggered the requirement to make an equitable adjustment to the number and type of securities subject to each outstanding stock option, RSU and PSU under the 2015 Plan, including the exercise price of outstanding stock options. As a result, effective August 25, 2023, the Board of Directors adjusted the exercise price of unexercised stock option awards and the number of shares underlying RSU and PSU awards held by the NEOs to reflect the cash dividend. The exercise price of outstanding stock options was reduced by $2.00 per share and each holder of an RSU or PSU award was issued additional RSUs or PSUs with a value equal to $2.00 (calculated using the closing price per share of our common stock on August 10, 2023, the ex-dividend date). The conditions of each option grant and the vesting schedule and conditions of each RSU and PSU grant remain the same (with the additional RSUs and PSUs issued as part of this adjustment subject to forfeiture on the same terms as the underlying grants). The equitable adjustment to the outstanding awards under the 2015 Plan was mandatory under the terms of the 2015 Plan, and did not result in a modification of the awards under FASB ASC Topic 718. The exercise price of the outstanding stock options held by the NEOs in the table above reflects the foregoing adjustment, and the number of RSUs and PSUs included in the table above includes the additional RSUs or PSUs that were issued to the NEOs as part of the foregoing adjustment.
(3)Represents RSUs granted on March 12, 2021 that had not vested as of December 31, 2023, since vested on March 14, 2024.
(4)Represents PSUs granted on March 12, 2021. On March 11, 2022, the Compensation Committee determined that the 2021 PSUs were “earned” at 200% of “target” levels based on our performance during 2021. Thus, the PSUs are reflected at such level in the table above. This number of “earned” shares was subject to two additional years of time-based vesting and such shares vested on March 14, 2024.
(5)Represents RSUs granted on March 11, 2022. One-third of the RSUs granted to each executive vested on March 14, 2023, one third vested on March 14, 2024 and, provided that the executives continue to render services to us through the applicable vesting date, the remaining RSUs will vest on March 14, 2025. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(6)Represents PSUs granted on March 11, 2022. On March 14, 2023, the Compensation Committee determined that the 2022 PSUs were “earned” at 89.6% of “target” levels based on our performance during 2022. Thus, the PSUs are reflected at such level in the table above. This number of “earned” shares is then subject to two additional years of time-based vesting, with such shares vesting on the third anniversary of the date of grant, or on March 14, 2025. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “2023 Executive Compensation Decisions — 2023 Long-Term Equity Incentive Awards” above.
(7)Represents RSUs granted on March 14, 2023. One-third of the RSUs granted to each executive vested on March 14, 2024 and, provided that the executives continue to render services to us through the applicable vesting date, the remaining RSUs will vest in two equal installments on March 14, 2025 and 2026. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(8)Represents PSUs granted on March 14, 2023. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs was subject to our attainment of an Adjusted EBITDA target for fiscal year 2023 (as calculated for 2023 Annual Incentive Program purposes). Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2023 (which were the same performance goals approved by the Compensation Committee under our annual incentive program for 2023). At “threshold” performance, 50% of the “target” number of PSUs were eligible to be earned, at “target” performance, 100% of the “target” number of PSUs were eligible to be earned, and at “maximum” performance, 200% of the “target” number of PSUs were eligible to be earned, with linear interpolation applied between performance levels. On March 14, 2024, the Compensation Committee determined that the 2023 PSUs were “earned” at 69.3% of “target” levels based on our performance during 2023. The PSUs are reflected at such level in the table above. This number of “earned” shares is then subject to an additional two years of time-based vesting, with such shares vesting on the third anniversary of the date of grant, or on March 14, 2026. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “2023 Executive Compensation Decisions — 2023 Long-Term Equity Incentive Awards” above.
(9)Represents RSUs granted to Mr. Protell on August 5, 2019 in connection with his promotion to President. Such RSUs will vest on the fifth anniversary of the date of grant provided Mr. Protell continues to render services to us through the applicable vesting date. For information about the accelerated vesting provisions that apply to these awards under the employment agreement with Mr. Protell, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(10)The market value per share was determined using the closing price per share of our common stock of $39.93 on December 29, 2023, the last trading day of 2023.
2023 Option Exercises and Stock Vested
The following table sets forth certain information relating to the exercise of stock options and the vesting of stock awards for each of our NEOs during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Blake L. Sartini	—	$—	403,205	$16,902,354
Charles H. Protell	100,000	3,009,512	228,705	9,597,215
Stephen A. Arcana	—	—	177,021	7,420,720
Blake L. Sartini II	—	—	93,268	3,909,795
Thomas E. Haas	—	—	15,513	650,305

(1)The value realized is calculated by multiplying the number of stock options exercised by the difference between the closing market price of Golden common stock on the date of exercise and the exercise price of the options.
(2)Represents RSUs and PSUs that vested during 2023. The value realized is calculated by multiplying the closing market price of our common stock on the release date by the number of RSUs that vested on that date.
Pension Benefits
None of the NEOs were eligible to participate in a qualified or non-qualified defined benefit pension plan during 2023.
Non-Qualified Deferred Compensation
None of the NEOs were eligible to participate in a non-qualified deferred compensation plan during 2023.
Executive Employment Agreements and Equity Award Acceleration
Employment Agreements
Golden has entered into at-will employment agreements with each of the NEOs other than Mr. Haas. Under each employment agreement, in addition to the executive’s annual base salary, the executive is entitled to participate in Golden’s incentive compensation programs applicable to the executive officers. The executive officers are also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements. Each executive officer with an employment agreement is also provided with other benefits as set forth in the respective employment agreement. In the event of a termination without “cause” or a “constructive termination” (each, a “Qualifying Termination”), each employment agreement provides for the payment of severance to the executive in connection with his termination of employment, as well as continued health benefits, as described below, and acceleration of vesting of the executive’s stock awards (other than as such accelerated vesting is revised in the award agreements for the PSUs or as otherwise described below for Mr. Protell’s August 2019 RSU award). In the event of an executive’s termination of employment by reason of his death or disability, all of his stock awards will vest. The employment agreements also contain customary confidentiality, non-solicitation and non-compete provisions.
Under Mr. Sartini’s employment agreement, Mr. Sartini serves as our Chief Executive Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Sartini’s employment agreement, as amended, provides for an annual base salary of $1,050,000 and Mr. Sartini’s target bonus for purposes of our annual incentive compensation plan is equal to 150% of his annual base salary. In the event of a Qualifying Termination, Mr. Sartini will be entitled to receive a lump-sum payment equal to the Severance Multiplier (defined below) multiplied by the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, plus continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to (i) the number of months by which the product of the Severance Multiplier multiplied by 12 exceeds 18, multiplied by (ii) his monthly health insurance premium at the date of termination. The “Severance Multiplier” in Mr. Sartini’s employment agreement is three for the first three years of the agreement, two and one-half for the next year of the agreement, and two thereafter, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).
Under Mr. Protell’s employment agreement, Mr. Protell serves as our President and Chief Financial Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Protell’s employment agreement, as amended, provides for an annual base salary of $785,000, and Mr. Protell’s target bonus for purposes of our annual incentive compensation plan is equal to 115% of his annual base salary. In the event of a Qualifying Termination, Mr. Protell will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two. In the event of a Qualifying Termination, Mr. Protell will also be entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.
The RSUs granted to Mr. Protell in August 2019 in connection with his promotion to President will vest on the fifth anniversary of the grant date provided that he continues to render services to us through the vesting date. In the event of Mr. Protell’s Qualifying Termination within twelve months following a change in control of Golden, the RSUs will vest in full. In addition, in the event of a Qualifying Termination that occurs outside of the foregoing period, a pro-rated portion of the RSUs will vest based on the duration of the period from the date of grant through the date of termination. In addition, all of the RSUs will vest in the event Mr. Protell’s employment is terminated due to his death or disability.
Under Mr. Arcana’s employment agreement as in effect on December 31, 2023 (the “Prior Arcana Employment Agreement”), Mr. Arcana served as our Executive Vice President and Chief Operating Officer. The Prior Arcana Employment Agreement provided for an annual base salary of $630,000, and a target bonus for purposes of our annual incentive compensation plan of 115% of his annual base salary. In the event of a Qualifying Termination, under the Prior Arcana Employment Agreement, Mr. Arcana would have been entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two. In the event of a Qualifying Termination, under the Prior Arcana Employment Agreement, Mr. Arcana would also have been entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.
Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer. In connection with this change, Mr. Arcana entered into an amended and restated employment agreement with Golden with a term ending on March 20, 2025, unless terminated earlier, that provides for an annual base salary of $580,000 and a target bonus opportunity of 90% of his base salary for 2024. Under the terms of the amended and restated employment agreement, if Mr. Arcana’s employment is terminated without cause, in a constructive termination, or due to the expiration of the term, Mr. Arcana will receive (i) a cash payment equal to his base salary, pro-rated for the remainder of the term, plus the value of his health insurance premium allowance, country club dues and car expense reimbursement that he would be entitled to receive from the termination date through March 20, 2025, (ii) to the extent unpaid at the time of termination, payment of his 2024 annual bonus payment, calculated based on actual performance and paid at the time bonus payments are paid to active employees, but no later than March 15, 2025, (iii) continued health benefits at active employee rates for 18 months, and (iv) a lump-sum cash payment payable on the 60th day following termination equal to six times the excess of his monthly health insurance premium amount over the monthly premium he paid as an active employee. Additionally, on a termination without cause, a constructive termination, or a termination due to his death or disability or the expiration of the term, all of his unvested equity awards will vest and equity awards subject to exercise provisions will be exercisable until the later of (i) one year following his termination and (ii) such longer period as specified in the applicable stock award (subject to earlier expiration by the terms of such awards).
Under Mr. Sartini II’s amended and restated employment agreement as in effect on December 31, 2023 (the “Prior Sartini II Employment Agreement”), Mr. Sartini II served as our Executive Vice President of Operations. The Prior Sartini II Employment Agreement provided for an annual base salary of $475,000, and a target bonus for purposes of our annual incentive compensation plan equal to 85% of his annual base salary. In the event of a Qualifying Termination, under the Prior Sartini II Employment Agreement, Mr. Sartini II would be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by 1.25. In the event of a Qualifying Termination, under the Prior Sartini II Employment Agreement, Mr. Sartini II would also be entitled to receive continued health benefits at our expense for a period of 15 months.
Effective March 20, 2024, Mr. Sartini II was appointed as Golden’s Executive Vice President and Chief Operating Officer. In connection with this change, Mr. Sartini II entered into an amended and restated employment agreement, that provides for an annual base salary of $550,000 and an annual target bonus opportunity of 100% of his base salary. Under the terms of the amended and restated employment agreement, on a termination without cause or a constructive termination, Mr. Sartini II will receive (i) a cash severance payment equal to two times the sum of his base salary plus his target bonus, payable in a lump sum on the 60th day following his termination, (ii) continued health benefits at active employee rates for 18 months, and (iii) a lump-sum cash payment payable on the 60th day following termination equal to six times the excess of his monthly health insurance premium amount over the monthly premium he paid as an active employee. Additionally, on a termination without cause, a constructive termination or a termination due to his death or disability, all of his unvested equity awards will vest and equity awards subject to exercise provisions will be exercisable until the later of (i) one year following his termination and (ii) such longer period as specified in the applicable stock award (subject to earlier expiration by the terms of such awards).
The employment agreements generally define “cause” to include: (i) the executive’s commission of a felony, (ii) the executive’s theft or embezzlement of property of Golden or the commission of any similar act involving moral turpitude, (iii) the failure of the executive to substantially perform his material duties and responsibilities, which failure (if curable) is not cured within 30 days after the executive’s receipt of written notice from our Board of Directors, (iv) the executive’s material violation of a significant company policy, which violation (if curable) is not cured within 30 days after the executive’s receipt of written notice from us and which violation has a material adverse effect on Golden or its subsidiaries or affiliates, (v) the failure of the executive to qualify (or thereafter the disqualification of the executive) under any regulatory or licensing requirement of any jurisdiction or regulatory authority to which the executive may be subject by reason of his position with Golden (unless waived by our Board of Directors or the Compensation Committee in its sole discretion or, in the case of Mr. Sartini’s employment agreement only, unless the failure to qualify is in a jurisdiction that Golden has entered into without Mr. Sartini’s prior consent), or (vi) the revocation of a Company gaming license, as a result of any act or omission by the executive, which revocation has an adverse effect on Golden or its subsidiaries or affiliates. The employment agreements generally define “constructive termination” as the occurrence of any of the following events or circumstances: (i) a material adverse change in the executive’s responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships), (ii) a reduction in the executive’s base salary or a material adverse change in the executive’s annual compensation or benefits, (iii) a requirement to relocate in excess of 50 miles from the executive’s then-current place of employment without the executive’s consent, or (iv) the breach by Golden of any material provision of the employment agreement or failure to fulfill any other contractual duties owed to the executive.
Equity Award Acceleration
RSUs granted to our NEOs other than Mr. Haas are eligible for accelerated vesting on the terms described in each executive officer’s respective employment agreement with Golden, if any. RSUs granted to Mr. Haas will be eligible for accelerated vesting in the event of his termination without “cause” following a change in control (with “cause” as defined in the award agreement and the term change in control having the meaning given to such term in the 2015 Plan).
PSUs are excluded from the accelerated vesting terms of the employment agreements with the NEOs. Instead, the accelerated vesting of those awards is governed by the terms of the award agreements. With respect to those executives who are a party to an employment agreement, in the event of the executive officer’s termination without “cause” or resignation in connection with a “constructive termination,” or a termination upon the executive’s death or disability, PSUs will remain eligible to vest based on the actual performance achieved under the terms of the awards, or, if such termination occurs following the end of the two-year performance period, the “performance-adjusted vesting eligible” PSUs will vest on the date of termination. With respect to PSUs granted to Mr. Haas, in the event of his termination without “cause” following a change in control, Mr. Haas will vest in the “performance-adjusted vesting eligible” PSUs on the date of such termination, as determined as of the date of the change in control in accordance with the award agreement (as described below).
In the event of a change in control, the number of “performance-adjusted vesting eligible” PSUs will be determined as of the date of the change in control in accordance with the award agreement (with the performance achievement percentages based on actual performance for any completed year and “target” performance for any incomplete year), and the resulting number of “performance-adjusted vesting eligible” PSUs will vest on the third anniversary of the date of grant (subject to earlier acceleration in the event of a qualifying termination (or, with respect to Mr. Haas, his termination without “cause”), as described above).
If the PSUs are not assumed by the acquirer of Golden in a change in control, the number of “performance-adjusted vesting eligible” PSUs will vest in full immediately prior to the consummation of the change in control transaction. The terms cause, constructive termination and disability have the meanings given to such terms in each executive’s respective employment agreement (or, with respect to Mr. Haas, in the award agreement) and the term change in control has the meaning given to such term in the 2015 Plan.

Payments Upon Termination or Change-In-Control
The information below describes and quantifies certain compensation that would have been payable to each NEO if the NEO’s employment had terminated, or a change in control had occurred, on December 31, 2023, given the NEO’s compensation as of such date and, if applicable, based on our closing stock price on December 29, 2023, the last trading day of the year. These benefits are in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary, accrued but unpaid annual bonus, and vacation pay and distributions under our 401(k) plan (assuming the executive participated in the plan). The terms of their respective separation arrangements with us are described above in “Executive Employment Agreements and Equity Award Acceleration.” PSUs are excluded from the accelerated vesting terms of the employment agreements with the NEOs. Instead, the accelerated vesting of those awards is governed by the terms of the award agreements, which are described above in “2023 Executive Compensation Decisions — 2023 Long-Term Equity Incentive Awards.”

	Termination by the Company without Cause or by Executive for Good Reason Following a Change in Control	Termination upon Death or Disability	Termination by the Company without Cause or by Executive for Good Reason
Blake L. Sartini
Cash Severance (1)	$7,875,000	$—	$5,250,000
Health Benefits (2)	32,160	—	32,160
Acceleration of Vesting of Equity Awards (3)	39,475,389	39,475,389	39,475,389
Total	$47,382,549	$39,475,389	$44,757,549
Charles H. Protell
Cash Severance (4)	$3,375,500	$—	$3,375,500
Health Benefits (2)	41,416	—	41,416
Acceleration of Vesting of Equity Awards (3)	15,476,352	15,476,352	15,476,352
Total	$18,893,268	$15,476,352	$18,893,268
Stephen A. Arcana
Cash Severance (4)	$2,709,000	$—	$2,709,000
Health Benefits (2)	45,542	—	45,542
Acceleration of Vesting of Equity Awards (3)	15,358,557	15,358,557	15,358,557
Total	$18,113,099	$15,358,557	$18,113,099
Blake L. Sartini II
Cash Severance (4)	$1,098,438	$—	$1,098,438
Health Benefits (2)	25,885	—	25,885
Acceleration of Vesting of Equity Awards (3)	8,683,288	8,683,288	8,683,288
Total	$9,807,611	$8,683,288	$9,807,611
Thomas E. Haas
Cash Severance	$—	$—	$—
Health Benefits	—	—	—
Acceleration of Vesting of Equity Awards (5)	591,450	—	—
Total	$591,450	$—	$—

(1)In the event of a Qualifying Termination on December 31, 2023, Mr. Sartini would have been entitled to receive a lump-sum payment equal to the Severance Multiplier, multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 150% of base salary for 2023). The “Severance Multiplier” in Mr. Sartini’s employment agreement is three for the first three years of the agreement, two and one-half for the next year of the agreement, and two thereafter, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).
(2)For Mr. Sartini, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to (i) his monthly health insurance premium at the date of termination, multiplied by (ii) the amount by which the Severance Multiplier multiplied by 12 exceeds 18. For each of Messrs. Protell and Arcana, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination. For Mr. Sartini II, represents the value of continued health benefits at our expense for a period of 15 months following termination. In addition, refer to discussion in the section captioned “2023 Executive Compensation Decisions — Executive Employment Agreements and Equity Award Acceleration” for provisions of the amended and restated employment agreements for Messrs. Arcana and Sartini II entered into on March 20, 2024, which are not reflected in the table above.
(3)For those executives other than Mr. Haas, all of an executive’s time-based stock awards will accelerate in the event of his Qualifying Termination or his termination by reason of death or disability.
Includes the value of the acceleration of the outstanding stock options held by each executive, calculated by multiplying the number of stock options that would have vested by the amount by which the closing price of our common stock on December 29, 2023, the last trading day of the year, of $39.93 exceeded the exercise price per share of such options (ranging from $5.34 to $11.50). Also includes the value of the acceleration of outstanding RSUs held by each executive based on the closing price of our common stock on December 29, 2023 of $39.93 (which vesting, in the case of Mr. Protell’s August 2019 RSU award, is pro-rated based on the duration of the period from the date of grant through the date of termination if such Qualifying Termination does not occur within twelve months following a change in control).
With respect to the PSUs granted in 2021, on March 11, 2022, the Compensation Committee certified our results for the 2021 PSU awards and determined that 200% of the “target” awards granted to the NEOs were “earned” based on our performance during 2021. 2021 PSUs were eligible to vest on March 14, 2024, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the PSUs were calculated based on performance achievement at 200% of “target” levels.
With respect to the PSUs granted in 2022, on March 14, 2023, the Compensation Committee certified our results for the 2022 PSU awards and determined that 89.6% of the “target” awards granted to the NEOs were “earned” based on our performance during 2022. 2022 PSUs will be eligible to vest on March 14, 2025, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the 2022 PSUs were calculated based on performance achievement at 89.6% of “target” levels.
With respect to the PSUs granted in 2023, on March 14, 2024, the Compensation Committee certified our results for the 2023 PSU awards and determined that 69.3% of the “target” awards granted to the NEOs were “earned” based on our performance during 2023. 2023 PSUs will be eligible to vest on March 14, 2026, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the 2023 PSUs were calculated based on performance achievement at 69.3% of “target” levels.
In addition, refer to discussion in the section captioned “2023 Executive Compensation Decisions — Executive Employment Agreements and Equity Award Acceleration” for provisions of the amended and restated employment agreements for Messrs. Arcana and Sartini II entered into on March 20, 2024, which are not reflected in the table above.
(4)In the event of a Qualifying Termination on December 31, 2023: each of Messrs. Protell and Arcana would have been entitled to receive a lump-sum payment equal to two multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 115% of base salary for 2023); and Mr. Sartini II would have been entitled to receive a lump-sum payment equal to 1.25 multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 85% of base salary for 2023). The severance provisions in the employment agreements are described above under “Executive Employment Agreements and Equity Award Acceleration.” The table above reflects the terms of the Prior Arcana Employment Agreement and the Prior Sartini II Employment Agreement, which were in effect as of December 31, 2023, and does not reflect provisions of the amended and restated employment agreements for Messrs. Arcana and Sartini II entered into on March 20, 2024.
(5)In the event of Mr. Haas’ termination without cause following a change in control, all of his outstanding RSUs will vest upon such termination.
With respect to the PSUs granted to Mr. Haas in 2021, on March 11, 2022, the Compensation Committee certified our results for the 2021 PSU awards and determined that 200% of the “target” awards granted to the NEOs were “earned” based on our performance during 2021. 2021 PSUs were eligible to vest on March 14, 2024, subject to earlier acceleration in the event of Mr. Haas’ termination without cause, as described above. As a result, the values in the table above with respect to the PSUs were calculated based on performance achievement at 200% of “target” levels.
With respect to the PSUs granted to Mr. Haas in 2022, on March 14, 2023, the Compensation Committee certified our results for the 2022 PSU awards and determined that 89.6% of the “target” awards granted to the NEOs were “earned” based on our performance during 2022. 2022 PSUs will be eligible to vest on March 14, 2025, subject to earlier acceleration in the event of Mr. Haas’ termination without cause, as described above. As a result, the values in the table above with respect to the 2022 PSUs were calculated based on performance achievement at 89.6% of “target” levels.
With respect to the PSUs granted to Mr. Haas in 2023, on March 14, 2024, the Compensation Committee certified our results for the 2023 PSU awards and determined that 69.3% of the “target” awards granted to the NEOs were “earned” based on our performance during 2023. 2023 PSUs will be eligible to vest on March 14, 2026, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the 2023 PSUs were calculated based on performance achievement at 69.3% of “target” levels.
The table includes the value of the acceleration of outstanding RSUs and PSUs held by Mr. Haas that would vest in the event of his termination without cause following a change in control (assuming both the termination and such change in control occurred on December 31, 2023) based on the closing price of our common stock on December 29, 2023, the last trading day of the year, of $39.93.
Chief Executive Officer Pay Ratio
In 2023, the annual total compensation of Mr. Sartini, our Chief Executive Officer, was $6,059,187, as reported in the “2023 Summary Compensation Table.” Based on the methodology described below, we determined that the median employee in terms of total 2023 compensation of all Company employees (including full-time and part-time employees, other than Mr. Sartini) received $40,136 in annual total compensation for 2023. Therefore, the ratio of 2023 total compensation of Mr. Sartini to the median employee was 151 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.
To determine median employee compensation for purposes of our 2023 proxy statement pay ratio disclosure, we performed the following:
•Our employee population as of December 31, 2023 was over 5,800 full-time and part-time employees.
•With respect to employees other than Mr. Sartini, we used salary, wages and tips as reported to the Internal Revenue Service on Form W-2 for 2023. We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.
•Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. Such approach is also consistent with the calculation of the compensation of our NEOs, as reported in the “2023 Summary Compensation Table.”
Pay Versus Performance
The following table sets forth information concerning the compensation and compensation actually paid to Blake L. Sartini, our principal executive officer (“PEO”) and other NEOs, calculated in accordance with SEC regulations, for fiscal years 2023, 2022, 2021 and 2020, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (1)	Total Shareholder Return	Peer Group Total Shareholder Return (2)	Net Income (Loss), in thousands	Adjusted EBITDA, in thousands (3)
2023	$6,059,187	$8,606,995	$2,254,502	$1,461,595	$207.76	$75.38	$255,756	$226,826
2022	6,160,513	9,090,358	2,261,769	1,381,929	194.59	56.89	82,346	271,330
2021	8,781,384	25,380,010	3,780,476	3,992,503	262.90	77.17	161,776	300,718
2020	5,225,783	8,071,979	1,683,770	1,688,553	103.48	88.55	(136,611)	194,800

(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below). For 2023, 2022 and 2021, the non-PEO NEOs consisted of Messrs. Protell, Arcana, Sartini II and Haas. For 2020, the non-PEO NEOs consisted of Messrs. Protell, Arcana, Sartini II, Haas, and Sean T. Higgins, our former Executive Vice President of Governmental Affairs.
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-

PEO NEOs” columns do not reflect the actual compensation paid to or realized by our PEO or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the “2023 Summary Compensation Table” for certain other compensation of our PEO and our non-PEO NEOs for each applicable fiscal year and the “2023 Option Exercises and Stock Vested” table for the value realized by each of them upon the vesting of stock awards during 2023.
To calculate the amounts in the compensation actually paid to our PEO and the average for the other NEOs in the table above, the following amounts were deducted from and added to (as applicable) the “total” compensation as reported in the “2023 Summary Compensation Table”.

	Summary Compensation Table Total	Exclusion of Stock Awards Reported in the Summary Compensation Table for Applicable Fiscal Year	Inclusion of Equity Values (a)	Compensation Actually Paid
Blake L. Sartini
2023	$6,059,187	$(3,641,842)	$6,189,650	$8,606,995
2022	6,160,513	(3,412,493)	6,342,338	9,090,358
2021	8,781,384	(2,999,992)	19,598,618	25,380,010
2020	5,225,783	(2,750,002)	5,596,198	8,071,979
Average of Non-PEO NEOs
2023	$2,254,502	$(1,257,307)	$464,400	$1,461,595
2022	2,261,769	(1,165,622)	285,782	1,381,929
2021	3,780,476	(1,224,888)	1,436,915	3,992,503
2020	1,683,770	(822,499)	827,282	1,688,553

(a) The amounts in the Inclusion of Equity Values in the table above are calculated as follows:

	Year - End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in Prior Years	Vesting - Date Fair Value of Equity Awards Granted During Year that Vested During Year	Change in Fair Value From Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in Prior Years that Vested During Year	Total - Inclusion of Equity Values
Blake L. Sartini
2023	$3,647,909	$719,254	$—	$1,822,487	$6,189,650
2022	10,123,769	(4,195,915)	—	414,484	6,342,338
2021	7,230,995	11,212,885	—	1,154,738	19,598,618
2020	6,173,538	(120,277)	—	(457,062)	5,596,198
Average of Non-PEO NEOs
2023	$314,850	$56,131	$—	$93,419	$464,400
2022	465,459	(198,202)	—	18,525	285,782
2021	340,119	661,841	351,682	83,273	1,436,915
2020	385,208	(1,664)	502,066	(58,328)	827,282
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for PSU awards, the same valuation methodology as RSU awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for stock options, a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see Note 8 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and prior years.
(2)For the relevant fiscal year, represents the cumulative Total Shareholder Return (the “TSR”) of the companies included in the Dow Jones US Gambling Index.
(3) Adjusted EBITDA is a non-GAAP measure. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA for fiscal years 2023, 2022 and 2021, refer to page 29 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024. For a discussion of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA for fiscal year 2020, refer to page 29 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023. This column reflects Adjusted EBITDA, as calculated for Annual Incentive Program purposes, which includes a further adjustment to Adjusted EBITDA to exclude the awards under our Annual Incentive Program, as shown in the following reconciliation:

	Year Ended December 31,
(In thousands)	2023	2022	2021	2020
Net Income (loss)	$255,756	$82,346	$161,776	$(136,611)
Adjustments
Other non-operating income	—	—	(60,000)	—
Depreciation and amortization	88,933	100,123	106,692	124,430
Non-cash lease expense	(15)	165	762	1,344
Share-based compensation	13,476	13,433	14,401	9,637
(Gain) loss on disposal of assets	(228)	934	1,260	803
Gain on sale of business	(303,179)	—	—	—
Loss on debt extinguishment and modification	1,734	1,590	975	—
Preopening and related expenses (a)	760	161	246	533
Severance expenses	149	378	228	3,710
Impairment of assets	12,072	—	—	33,964
Other, net	11,342	3,939	2,089	3,275
Interest expense, net	65,515	63,490	62,853	69,110
Change in fair value of derivative	—	—	—	1
Income tax provision	76,207	521	436	61
Adjusted EBITDA	$222,522	$267,080	$291,718	$110,257
Cost of awards payable under Annual Incentive Program	4,304	4,250	9,000	—
Other adjustments (b)	—	—	—	84,543
Adjusted EBITDA (as calculated for 2023 Annual Incentive Program purposes)	$226,826	$271,330	$300,718	$194,800

(a)Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of branded taverns and food and beverage and other venues within our casino locations.
(b)The Compensation Committee determined that fiscal year 2020 was exceptionally challenging given the impact of COVID-19 on our financial condition and results of operations. The Compensation Committee decided it was appropriate to bifurcate the fiscal year into two components: “Open” months and “Closed” months. To determine the adjusted performance levels, the financial component included approximately seven “open” months of adjusted performance, and approximately five “closed” months of adjusted performance.

Narrative Disclosure To Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA (as calculated for Annual Incentive Program purposes), in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
Compensation Actually Paid Versus TSR 2020 - 2023

Compensation Actually Paid Versus Net Income (Loss) 2020 - 2023
Compensation Actually Paid Versus Adjusted EBITDA 2020 - 2023

Relationship Between Financial Performance Measures
We believe the following performance measure represents the only financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023:
•Adjusted EBITDA (including Adjusted EBITDA as calculated for 2023 Annual Incentive Program purposes)
For additional details regarding Adjusted EBITDA (including how it is calculated for 2023 Annual Incentive Program purposes) and its impact on our executive compensation, refer to the section captioned “2023 Executive Compensation Decisions — Annual Incentive Program” in our “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal Two)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall total compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors or the Compensation Committee. We currently conduct a shareholder non-binding advisory vote on executive compensation annually.
As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain superior employees in key positions to enable our Company to succeed in the highly competitive market for talent, while simultaneously aligning actual pay to Company performance and shareholder returns. We intend to provide a competitive target compensation package to our executives, tie a significant portion of pay to performance and utilize programs that align the interests of our executives with those of our shareholders. Our Compensation Committee and our Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and appropriately aligned with our Company performance and the performance of our executives. We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future.
We are asking our shareholders to indicate their support for the advisory approval of Golden’s executive compensation as described in this Proxy Statement. Accordingly, we ask that our shareholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the Company’s executive compensation as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosure.”
While this advisory vote is non-binding, our Board of Directors values the opinions that shareholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.
Shareholder approval, on an advisory basis, of this Proposal Two requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the advisory approval of Golden’s executive compensation as disclosed in this Proxy Statement.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Three)
Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2024. EY has served as our independent registered public accounting firm since 2018.
Shareholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, our Board of Directors is submitting the appointment of EY for shareholder ratification at the Annual Meeting as a matter of good corporate practice. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.
If our shareholders do not ratify the appointment of EY, the Audit Committee may reconsider EY’s appointment, but is not required to do so. Even if the shareholders ratify the appointment of EY at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if they determine that such a change would be in our best interests and the best interests of our shareholders.
Shareholder approval of this Proposal Three requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2024.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
The following table summarizes the aggregate fees for professional audit and other services rendered by EY during the years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees (1)	$1,774,010	$1,464,000
Audit-Related Fees (2)	131,300	136,000
Tax Fees	315,652	382,929
Total Fees	$2,220,962	$1,982,929

(1)Audit fees consist of fees billed for quarterly reviews and the annual audit of our consolidated financial statements, including annual audit and attestation services required by the State of Maryland.
(2)Audit-related fees consist of fees billed for internal control compliance and other agreed upon procedures.
The Audit Committee has reviewed the fees billed by EY during the year ended December 31, 2023 and, after consideration, has determined that the receipt of these fees by EY is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with EY and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, including those designed to implement the Sarbanes-Oxley Act of 2002, as well as by the Public Company Accounting Oversight Board.
Pre-Approval of Audit and Non-Audit Services
As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee has delegated pre-approval authority for certain matters to the Chair of the Audit Committee, but any decision by the Chair on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting. During the years ended December 31, 2023 and 2022, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE*
The Audit Committee is comprised solely of independent directors, as defined by the Nasdaq Stock Market listing standards, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed the audited consolidated financial statements of Golden Entertainment, Inc. for the year ended December 31, 2023 and discussed them with management and Ernst & Young LLP, Golden’s independent registered public accounting firm. Specifically, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Golden.
The Audit Committee, based on the review and discussions described above, recommended to the Board of Directors that the audited consolidated financial statements of Golden Entertainment, Inc. be included in its Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

AUDIT COMMITTEE
Mark A. Lipparelli (Chair)
Andy Chien
Ann Dozier
*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
Policy
The Audit Committee is responsible for reviewing and approving any related party and affiliated party transactions to be entered into by Golden or any of its subsidiaries, as provided in the Audit Committee Charter adopted by the Board of Directors of Golden. Pursuant to the Audit Committee Charter, the Audit Committee also reviews and considers any related party and affiliated party transactions that were subject to binding agreements with Golden or any of its subsidiaries existing at the time the counterparty became a related party or affiliated party of Golden, and reviews and approves any subsequent amendments, renewals or extensions of any such agreements. The rules of The Nasdaq Stock Market provide that all related party transactions must be reviewed for conflicts of interest by the Audit Committee. In addition, the Audit Committee (on behalf of the Board) must review and approve any contract or other transaction between Golden and one or more directors of Golden, or between Golden and an organization in or of which one or more directors of Golden are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255. Related party and affiliated party transactions include any proposed transaction in which (i) the amount involved exceeds $120,000, (ii) Golden is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Compensation Committee and are not required to be disclosed in our proxy statements, and transactions where all holders of Golden common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.
Procedure
In addition to our Audit Committee (or Board of Directors) complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit Committee. If a proposed transaction covered by the policy involves a member of the Audit Committee, such member may not participate in the Audit Committee’s deliberations concerning, or vote on, such proposed transaction. In reviewing and considering or approving or disapproving related party transactions and affiliated party transactions, the Audit Committee reviews the material facts of the specified transactions, taking into account, among other factors that it deems appropriate, the relationships of the related parties to Golden, the extent of the related person’s interest in the transaction, and whether the transaction is in the best interests of Golden.
Related Party Transactions
A portion of our office headquarters building is sublet to Sartini Enterprises, Inc., a company controlled by Mr. Sartini. Rental income during the year ended December 31, 2023 for the sublet portion of the office headquarters building was less than $0.1 million. No amount was owed to us under such sublease as of December 31, 2023. In addition, we participate in certain cost-sharing arrangements with Sartini Enterprises, Inc. No amount was owed by us under such agreements as of December 31, 2023.
In November 2018, we entered into a lease agreement for office space in a building adjacent to our office headquarters building to be constructed and owned by a company 33% beneficially owned by Mr. Sartini, 3% beneficially owned by Mr. Arcana, and 1.67% owned by each of Mr. Sartini’s three children (including Blake L. Sartini II). The lease commenced in August 2020 and expires on December 31, 2030. The rent expense for the space was $0.3 million for the year ended December 31, 2023. Additionally, the lease agreement includes a right of first refusal for additional space on the second floor of the building.
From time to time, our executive officers and employees use a private aircraft leased to Sartini Enterprises, Inc. for Golden business purposes pursuant to aircraft time-sharing, co-user and cost-sharing agreements between us and Sartini Enterprises, Inc., all of which have been approved by the Audit Committee of the Board of Directors. The aircraft time-sharing, co-user and cost-sharing agreements specify the maximum expense reimbursement that Sartini Enterprises, Inc. can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and the flight crew. Such costs include fuel, landing fees, hangar and tie-down costs away from the aircraft’s operating base, flight planning and weather contract services, crew costs and other related expenses. Our compliance department regularly reviews these reimbursements. We incurred $0.3 million in costs under these arrangements for the year ended December 31, 2023. We were owed $0.1 million under these agreements as of December 31, 2023.

Mr. Sartini’s son, Blake L. Sartini II, serves as our Executive Vice President and Chief Operating Officer. Mr. Sartini II has an employment agreement that was approved by both the Audit Committee and Compensation Committee of the Board of Directors, which was amended or amended and restated in March 2017, March 2018, May 2022, January 2023 and March 2024. The amended and restated employment agreement, as amended, provides for an annual base salary of $550,000. Additionally, Mr. Sartini II is eligible for a target annual bonus equal to 100% of his base salary, and earned a bonus of $279,972 under our 2023 Annual Incentive Program. Mr. Sartini II also participates in our equity award and benefit programs. In 2023, Mr. Sartini II received RSUs for 12,717 shares, which includes 623 shares acquired through the issuance of a dividend equivalent on August 25, 2023. The award, including the dividend equivalent shares, will vest over three years in equal installments. Mr. Sartini II also received PSUs for a “target” number of 12,716 shares, which includes 624 acquired through the issuance of a dividend equivalent on August 25, 2023, of which between 0%-200% of such target number of shares may be “earned” based on the percentage attainment of the same performance criteria established under our annual incentive program for 2023, and with the number of “earned” shares further subject to time-based vesting on the third anniversary of grant. On March 14, 2024, the Compensation Committee certified our results for the 2023 PSU awards and determined that 69.3% of the “target” awards granted to the NEOs were “earned” based on our performance during 2023. As a result, Mr. Sartini II will be eligible to vest in 8,811 shares on March 14, 2026, which includes 432 shares acquired through the issuance of a dividend equivalent on August 25, 2023.
Mr. Sartini’s son-in-law, Vincent Russo, serves as our Director of Tavern Operations, and earned a salary of $120,000 in 2023. Additionally, Mr. Russo is eligible for a target annual bonus equal to 20% of his base salary, and earned a bonus of $19,767 under our 2023 Annual Incentive Program.

PROPOSALS OF SHAREHOLDERS
Shareholder Proposals for Inclusion in Golden’s 2025 Proxy Statement. Shareholders of Golden may submit proposals on matters appropriate for shareholder action at meetings of our shareholders, including nominations of any person for election to our Board of Directors, in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible to include a shareholder proposal in our proxy statement for the 2025 annual meeting of shareholders, proposals must satisfy the conditions established by the SEC for shareholder proposals to be included in a proxy statement and must be received by Golden on or before December 12, 2024 (being the 120th day prior to the anniversary of the mailing date of the proxy statement for our Annual Meeting), unless the date of the 2025 annual meeting of shareholders is changed by more than 30 days from the anniversary of our Annual Meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Golden’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.
Shareholder Proposals for Presentation at Golden’s 2025 Annual Meeting. If a shareholder wishes to present a proposal at our 2025 annual meeting of shareholders without including the proposal in our proxy statement relating to that meeting, including nominations of any person for election to our Board of Directors, our Ninth Amended and Restated Bylaws provide that the shareholder must (i) be a beneficial owner both at the time of the proposal and at the time of the meeting, (ii) provide timely notice of the proposal in writing and (ii) otherwise comply with all applicable requirements of our Ninth Amended and Restated Bylaws and of the Exchange Act. To be timely, such shareholder’s notice must be received by Golden no later than February 22, 2025 (being the 90th day prior to the anniversary of our Annual Meeting), but no earlier than January 23, 2025 (being the 120th day prior to the anniversary of our Annual Meeting). However, if the date of the 2025 annual meeting is advanced or delayed by more than 30 days from the anniversary of the Annual Meeting, notice by the shareholder must be received no later than the later of (i) the 90th day prior to the 2025 annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the 2025 annual meeting was first made. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118. To be eligible for consideration at the 2025 annual meeting of shareholders, a proposal must comply with the timely notice, content and other requirements specified in our Bylaws. Also, if the shareholder fails to give timely and proper notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

OTHER MATTERS
Delivery of Proxy Materials to Households
SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.
Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.
You may also obtain a separate annual report, proxy statement or any notice of internet availability of proxy materials without charge by sending a written request to Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Investor Relations, or by calling us at (702) 893-7777. We will promptly send additional copies of the annual report or proxy statement or any notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.
Solicitation
We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2025 annual meeting of shareholders. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
Other Business
The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
GOLDEN ENTERTAINMENT, INC.

Blake L. Sartini
Chairman of the Board and Chief Executive Officer
April 10, 2024

Golden Entertainment, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 28, 2024

Thursday, May 23, 2024 4:00 PM, Pacific Time

Annual Meeting will be held virtually via live webcast Please visit www.proxydocs.com/GDEN for more details

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY: 8:00 PM, Pacific Time May 23, 2024.

Internet:

www.proxypush.com/GDEN

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:

1-866-230-8484

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:

You must register to attend the meeting online and/or participate at www.proxydocs.com/GDEN

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Blake L. Sartini and Charles H. Protell (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Golden Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

GOLDEN ENTERTAINMENT

Golden Entertainment, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect the following six director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified:				
		FOR	WITHHOLD		
	1.01 Blake L. Sartini	☐	☐		FOR
	1.02 Andy H. Chien	☐	☐		FOR
	1.03 Ann D. Dozier	☐	☐		FOR
	1.04 Mark A. Lipparelli	☐	☐		FOR
	1.05 Anthony A. Marnell III	☐	☐		FOR
	1.06 Terrence L. Wright	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the "Say on Pay Proposal");	☐	☐	☐	FOR
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and	☐	☐	☐	FOR
4.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.